Filed under Rule 424(b)(3)

 Registration No.: 333-129161

TS Electronics, Inc.

8,819,656 of Shares

Common Stock

This  prospectus  is an offering of 8,819,656  shares of our common stock by the selling stockholders.

These  securities  are more fully  described  in the section of this  prospectus titled "Description of Securities".

These securities are being registered to permit public secondary  trading of the securities offered by the selling stockholders named in this prospectus. We will not receive any of the proceeds  from the sale of the  securities by the selling stockholders.

The selling  stockholders  may, but are not  obligated  to, offer all or part of their  shares of common  stock for resale  from time to time  through  public or private  transactions,  at  either  prevailing  market  prices  or at  privately negotiated prices. See "Plan of Distribution."

Our common  stock is currently  quoted on the  Over-the-Counter  Bulletin  Board ("OTCBB")  under the symbol  "TSET.OB".  On December 19, 2005, the last reported sale price on our common stock was $1.83 per share.

INVESTING IN OUR SECURITIES  INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES  ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR  INVESTMENT.  SEE "RISK FACTORS" BEGINNING AT PAGE 7.

NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE  SECURITIES COMMISSION HAS APPROVED OR  DISAPPROVED  OF THESE  SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February 2, 2006.

TS Electronics, Inc.

Funalin,  Fukexing,  Helpson, HPS logo, Beisha, Shiduotai, Xinuo and other logos are  trademarks  or  logos  of  Hainan  Helpson   Bio-pharmaceutical  Co.,  Ltd. ("Helpson"),  our  indirect  wholly owned  subsidiary.  All other brand names or trademarks  appearing in this  prospectus  are the property of their  respective holders.

You should rely only on the information contained in this prospectus in deciding whether to purchase the  securities.  We have not  authorized  anyone to provide information  different from that contained in this  prospectus.  The information contained in the prospectus is accurate only as of the date of this  prospectus, regardless  of the  time  of  delivery  of  this  prospectus  or of any  sale of securities.  Our  business,  financial  condition,  results of  operations,  and prospects may have changed since that date.

The  information  contained in this prospectus is not complete and is subject to change. The selling  stockholders are not permitted to sell securities until the registration  statement  filed with the  Securities  and Exchange  Commission is effective. This prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary  highlights  selected  information about TS Electronics,  Inc., its direct and indirect wholly owned subsidiaries and the offering that is contained elsewhere  in this  prospectus.  You should  read the entire  prospectus  before making an investment  decision,  especially the information  presented under the heading "Risk Factors" on page 7 and the financial  statements and related notes included  elsewhere in this prospectus,  as well as any other documents to which we refer you.  Except as  otherwise  indicated  by context,  references  in this prospectus to "we," "us," "our" or the "Company" are to the combined business of TS Electronics,  Inc. and Onny Investment Limited ("Onny"), Helpson, and in each case do not include the selling  stockholders.  References  to "China" or to the "PRC" are references to the People's Republic of China. This prospectus contains forward-looking  statements  and  information  about  us.  See  "Forward-Looking Statements" on page 22.

OUR COMPANY

Overview

TS Electronics, Inc. (formerly, Softstone, Inc.) was incorporated on January 28, 1999 pursuant to the provisions of the General  Corporation  Act of the State of Delaware. On May 31, 1999, we merged with Soft Stone Building Products, Inc., an Oklahoma  corporation  that was a  predecessor  to our company's  business.  Our initial business operations were conducted at 620 Dallas Drive, Denton TX 76205. On February 1, 2000, we moved our offices and facilities to Ardmore, OK. In June 2002, we moved our office  facilities to Pottsboro,  TX . On August 13, 2003, we changed our name to TS Electronics, Inc.

Our focus initially was solely on realizing the commercial benefits of a process developed and patented by our first president,  Frederick  Parker.  This process converted waste tires into useful products.  We were not successful in promoting this business, wrote off all assets associated with the business and shifted our attention  to  the  commercial   possibilities   of  a  then,  newly  discovered devulcanization  process to which we acquired a 5.5-year  exclusive  license for the Western Hemisphere.  In addition,  we entered into the business of importing hard-to-find  and specialty  crumb rubber.  We were also not successful in these endeavors, and have abandoned all efforts regarding these pursuits.

Effective  August 11, 2004, the company entered into a Stock Exchange  Agreement with Mr. Hou Xiao, the sole  stockholder of China ESCO Holdings  Limited ("China ESCO"), a company  organized in the Hong Kong Special  Administration  Region in the  People's  Republic  of China and its  wholly  owned  operating  subsidiary, AsiaNet  PE Systems  Limited.  China ESCO was  engaged  in the  development  and manufacturing of electrical energy saving systems and products in the PRC.

The  consummation of the transaction  with China ESCO was subject to a number of conditions,  including  receipt by us of financial  statements  of China ESCO as required  under  applicable  regulations,  and  satisfaction  of all  applicable regulatory  requirements.  In  January  2005,  we  declared  China ESCO to be in material breach of the agreement and rescinded the agreement.

Effective  February 8, 2005,  we  executed a Letter of Intent with Osage  Energy Company,  LLC ("Osage")  whereby Osage would acquire 90% of the equity interests of the company. This transaction was never consummated by the parties.

The company has had no operations or significant  assets since the quarter ended December 31, 2004.

On May  11,  2005,  we  sold to  Halter  Financial  Group,  Inc.,  in a  private placement,  1,875,045  shares of restricted  common stock at a purchase price of $0.1066641 per share,  pursuant to the terms of a Stock Purchase  Agreement (the "Purchase  Agreement").  The private  placement was exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance upon Section 4(2)  thereunder.  As a result of the purchase,  Halter  Financial  Group,  Inc. became our controlling  stockholder,  owning approximately 75% of our issued and outstanding shares of common stock.

Immediately  subsequent  to and as a result of the  closing of the  transactions contemplated by the Purchase Agreement, Gene F. Boyd, Keith P. Boyd, Fredrick W. Parker and Leo G. Templer resigned as officers and directors, as applicable,  of the  company.  Timothy P. Halter was  concurrently  appointed as a member of the Board of Directors,  and Mr. Halter was elected as  President,  Chief  Financial Officer, and Secretary of the company.

On October  19,  2005 we  entered  into a  Securities  Exchange  Agreement  (the "Exchange  Agreement") with Onny and its original stockholders pursuant to which we  acquired  all of the  issued  and  outstanding  shares  of  Onny  from  said stockholders  in exchange for  27,499,940  shares of our common stock.  Upon the effectiveness  of an amendment to the Company's  Certificate of Incorporation to increase its common capital stock, as more  particularly  described  below,  the Company  shall issue to Heung Mei Tsui,  the principal  stockholder  of Onny, an additional 4,723,056 shares of common stock (the "Post Closing Shares") to which she would  otherwise  have been  entitled if the  Company had enough  authorized shares  as  of  the  closing  of  the  Exchange   Transaction   (the   "Exchange Transaction").  Upon the issuance of the Post Closing Shares, Ms. Tsui will hold 25,278,385  shares or approximately  72.8% of the issued and outstanding  common capital stock of the Company.

Prior to the  closing of the  Exchange  Transaction,  Onny  completed  a private placement of its  convertible  preferred stock to 46 accredited  investors.  The offering raised gross proceeds of $5,000,000. Prior to the Exchange Transaction, participants in the offering  exchanged their preferred  shares for an aggregate of 10,000 shares of Onny's common  capital stock.  Participants  in the offering then  participated  in the  Exchange  Transaction,  and the shares of our common stock that they received therein are included in the  registration  statement of which this prospectus is a part.

The Company intends to file an Information  Statement in accordance with Section 14 of the  Securities  Exchange  Act of 1934,  as  amended,  for the  purpose of increasing the Company's  authorized common capital stock to 100,000,000 shares, to change the Company's name to ChinaPharma  Holdings,  Inc. and to grant to the board of directors  the right to conduct up to a 2.89 for 1 reverse split of our common stock at any time commencing 20 days after the  Information  Statement is mailed to our stockholders and ending six months thereafter.

Onny

Onny was  incorporated  on January 12, 2005 under the laws of the British Virgin Islands. At the time of incorporation, Onny's authorized capital was $50,000 and there were 50,000  shares of one class and one series,  $1.00 par value,  issued and outstanding.  Ms. Heung Mei TSUI was at the time of  incorporation  the sole stockholder  and  director  of  Onny.  On  July 6,  2005,  Onny  adopted  a sole stockholder's  resolution  and a sole  director's  resolution  that  resolved to change Onny's  authorized  capital to $50,000  divided into  4,000,000  ordinary shares, $0.01 par value, and 100 preferred shares, $100 par value. On August 18, 2005,  Onny increased its authorized  capital to $5,000,000  divided into 40,000 ordinary shares,  $100.00 par value, and 10,000  preferred  shares,  $100.00 par value.  As of Closing Date,  2005,  there are 39,700  ordinary shares issued and outstanding,  all of which are held by the  Company.  No  preferred  shares  are currently issued and outstanding.

On May  25,  2005,  Onny  acquired  all  the  equity  interests  in  Helpson  in consideration of RMB 28,000,000 (approximately $3,456,790). Effective as of June 21,  2005,  Onny became the sole  stockholder  of Helpson  and Helpson  became a wholly foreign-owned enterprise as defined by Chinese law.

On October 19,  2005,  Onny  completed a private  placement of  $5,000,000  (the "Offering")  in  consideration  of the  issuance of 10,000  shares of  preferred stock.  Participants  in this  Offering  exchanged  their  preferred  shares for ordinary shares in contemplation of participating the Exchange  Transaction with the  Company.  As a result,  offering  participants  received  in the  aggregate 6,944,611 shares of our common stock.

Under  the  terms of the  Offering,  Ms.  Heung  Mei Tsui has  agreed  to escrow 6,944,611  shares of the Company's common stock that she received as a result of the Exchange Transaction, which shares represent 20% of the Company's issued and outstanding  common  capital  stock  immediately  following  the  closing of the Exchange  Transaction  (the  "Make  Good  Pool"),  so  that  in  the  event  the consolidated  financial  statements  of the Company do not reflect $8 million of Net Income ("NI") for the fiscal year ending December 31, 2006 (the  "Guaranteed NI")  the  Make  Good  Shares  can be  distributed  on a pro  rata  basis to the participants of the Offering in accordance with the following formula:

Make Good Shares = (($8  million - Actual FY 06 US GAAP Net  Income)/$8m)X  Make Good Pool

If  required,  the Make Good Shares will be  delivered  to  participants  in the Offering  within  ten (10)  business  days of the date the audit  report for the period is filed with the SEC.

Ms. Heung Mei Tsui has also  escrowed  277,785  shares of the  Company's  common stock that she  received as a result of the Exchange  Transaction,  which shares represent  0.8% of the Company's  issued and  outstanding  common  capital stock immediately  following the closing of the Exchange  Transaction  (the " HFG Make Good Pool"), so that in the event the Company does not achieve the Guaranteed NI the HFG Make Good Shares will be  distributed to HFG  International,  Limited in accordance with the following formula:

HFG Make Good Shares = (($8 million - Actual FY 06 US GAAP Net Income)/$8m)X HFG

Make Good Pool

If required, the HFG Make Good Shares will be delivered within ten (10) business days of the date the audit report for the period is filed with the SEC.

Helpson

Helpson is a foreign-invested  enterprise established in Haikou, Hainan Province on February 25, 1993. Initially,  its name was Hainan Fulin Biomedical Co., Ltd. and it changed to "Helpson" in 1999. The company was originally an "equity joint venture" as defined by China's  laws on foreign  invested  enterprises.  The two joint  venturers  were  Haikou   Biomedical   Engineering  Co.,  Ltd.   ("Haikou Biomedical"),  a Chinese  company,  and Hong Kong Fudao  Development  Co.,  Ltd. ("Fudao"),  a  Hong  Kong  company.   Haikou  Biomedical  invested  RMB2,100,000 (equivalent  to  US$367,197)  for a 70% share of  Helpson,  and  Fudao  invested $150,000 for a 30% share of Helpson.

On June 16, 2001, Fudao entered into an equity interest transfer  agreement with Hainan  Kaidi  Technology  Co., Ltd  ("Kaidi").  In  accordance  with the equity interest transfer agreement,  Fudao transferred all its 30% capital contribution in Helpson to Kaidi. As a result of the transfer, Haikou Biomedical continued to hold a 70% equity interest in Helpson,  while Kaidi had a 30% equity interest in Helpson.  Furthermore,  Helpson  became a PRC  domestic  company,  rather than a foreign-invested company.

Effective  on December 26, 2003,  Helpson  issued new shares to Chengdu  Huineng Biomedical Co., Ltd.  ("Chengdu Bio") and Chongqing  Chemical  Medicine  Holding Group   ("Chongqing   Chemical").    Chengdu   Bio   contributed    RMB3,000,000 (approximately  US$370,370)  for  a  10.71%  equity  interest  in  Helpson,  and Chongqing Chemical  contributed  RMB5,000,000  (approximately  US$617,284) for a 17.86%  equity  interest in Helpson.  After the issuance of shares,  Helpson had four equity  holders:  Haikou  Biomedical,  which held a 50% equity  interest in Helpson; Kaidi, which held a 21.43% interest in Helpson; Chengdu Bio, which held a 10.71%  interest  in  Helpson;  and  Chongqing  Chemical,  which held a 17.86% interest in Helpson.

On March 8, 2005,  Chongqing  Chemical entered into an equity interest  transfer agreement with Haikou  Biomedical to transfer all its equity interest in Helpson to Haikou Biomedical.  Upon completion of the transfer,  there remain only three equity  holders  of  Helpson:  Haikou  Biomedical,  who  holds a  67.86%  equity interest;  Kaidi, who holds a 21.43% equity interest, and Chengdu Bio, who holds a 10.71% equity interest.

On May 25, 2005, Haikou Biomedical, Kaidi and Chengdu Bio entered into an equity interest transfer agreement with Onny, a company organized in the British Virgin Islands,  to  transfer  all  their  equity  interests  in  Helpson  to  Onny  in consideration of RMB28,000,000 (approximately $3,456,790).  Effective as of June 21, 2005,  Onny became the sole  stockholder  of Helpson,  and Helpson  became a wholly foreign-owned enterprise as defined by Chinese law.

Since  its  establishment,  Helpson  has  positioned  itself  in  the  research, development,   manufacturing,  and  sales  of  a  series  of  bio-pharmaceutical products.   Helpson's   products   focus   primarily  on  genetic   engineering, bioengineering and peptidergic medicine, as well as chemical medicinal products.

Our principal executive office is located at 3 Pennsylvania Lane, Parsippany, NJ 07054.

THE OFFERING

Common stock to be outstanding after the offering       30,000,000

Common stock offered by the selling stockholders        8,819,656

OTCBB Trading Symbol

                TSET.OB

Use of Proceeds

We   will   receive   no

proceeds  from  the sale

of   shares   of  common

stock in this offering.

AN  INVESTMENT  IN OUR COMMON  STOCK IS HIGHLY  SPECULATIVE  AND INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 7.

RISK FACTORS

This offering involves a high degree of risk. You should carefully  consider the risks  described  below before making a decision to buy our common stock. If any of the following risks actually  occurs,  our business could be harmed.  In that case, the trading price of our common stock could decline,  and you may lose all or part of your  investment.  You should also refer to the other  information in this  prospectus,  including our  financial  statements  and the related  notes. Except for historical  information,  the information in this prospectus contains "forward-looking" statements about our expected future business and performance. Our actual  operating  results and  financial  performance  may prove to be very different  from what we have  predicted as of the date of this  prospectus.  The risks  described  below address all material risks to us and our  investors,  as currently known to us.  Notwithstanding the above, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act expressly state that the safe harbor for forward  looking  statements  does not apply to companies  that issue securities  that meet the definition of a penny stock,  as such, the safe harbor for forward looking statements does not apply to us.

Risks Related to Our Business and Industry

WE MAY NEED TO RAISE  ADDITIONAL  CAPITAL  WITHIN THE NEXT TWELVE MONTHS TO FUND OUR  OPERATIONS AND FAILURE TO RAISE  ADDITIONAL  CAPITAL MAY FORCE US TO DELAY, REDUE, OR ELIMINATE OUR PRODUCT DEVELOPMENT PROGRAMS

Due to the large amount of funds required for research and  development  and the subsequent  marketing of products,  the pharmaceutical  industry is very capital intensive.  The industry is characterized by large receivable  turnovers,  which signifies that we will need more working  capital as our revenues  increase.  We have  traditionally  been  committed to biomedical  R&D, and are now  developing traditional  chemical medicines within specific market segments such as those of anti-flu and anti-infection.  It is likely that we will need to raise additional capital within the next twelve months.  Additional capital may be needed for the development  of  new  products  or  product  lines,  financing  of  general  and administrative  expenses,  licensing or acquisition of additional  technologies, and marketing of new or existing products.  There are no assurances that we will be able to raise  the  appropriate  amount  of  capital  needed  for our  future operations. Failure to obtain funding when needed may force us to delay, reduce, or eliminate our product development programs.

WE RELY ON FEW  SUPPLIERS  AND ANY  DISRUPTION  WITH OUR  SUPPLIERS  COULD DELAY PRODUCT SHIPMENTS AND ADVERSELY AFFECT OUR BUSINESS OPERATIONS AND PROFITABILITY

We have developed relationships with a single or limited number of suppliers for materials  that are otherwise  generally  available.  Purchases from our largest supplier  in  2004,   Hainan  Xinxin   Biotechnology   Company,   accounted  for approximately  74.35% of the total purchases of our company.  Purchases from our second-to-largest  supplier in 2004, Chengdu Xingwangji  Pharmaceutical  Company accounted  for  12.02%  of  our  total  purchases.   Although  we  believe  that alternative  suppliers  are available to supply  materials,  should any of these suppliers terminate their business arrangements with us or increase their prices of materials supplied, it could delay product shipments and adversely affect our business operations and profitability.

WE MAY UNDERTAKE ACQUISITIONS IN THE FUTURE, AND ANY DIFFICULTIES IN INTEGRATING THESE ACQUISITIONS MAY DAMAGE OUR PROFITABILITY

In the future, we may acquire additional  businesses or products that complement our existing  business and expand our business  scale.  The  integration  of new businesses  and  products  may  prove  to be an  expensive  and  time  consuming procedure.  We can  offer  no  assurance  that we  will be able to  successfully integrate  the newly  acquired  businesses  and products or operate the acquired business in a profitable manner.  Failure to locate an appropriate M&A target or failure to successfully  integrate and operate acquired  businesses and products may adversely impact our operations and profits.

THE FAILURE TO MANAGE  GROWTH  EFFECTIVELY  COULD HAVE AN ADVERSE  EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, AND RESULTS OF OUR OPERATIONS

The rapid market growth of our  pharmaceutical  products may require our Company to expand our employee base for managerial,  operational,  financial,  and other purposes.  As of December 19, 2005, we had 105 regular employees.  The continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.  Aside  from  increased  difficulties  in  the  management  of  human resources,  we may also encounter  working capital issues,  as we need increased liquidity to finance the purchases of raw  materials and supplies,  research and development of new products, acquisition of new businesses and technologies, and the hiring of additional employees. For effective growth management,  we will be required to continue improving our operations, management, and financial systems and control.  Our failure to manage growth  effectively  may lead to operational and financial  inefficiencies  that will have a negative effect on the Company's profitability.

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL AND LOSS OF THESE KEY PERSONNEL  COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Company's  success is, to a certain extent,  attributable to the management, sales and marketing,  and pharmaceutical  factory  operational  expertise of key personnel.  Ms. Zhilin Li, Mr. Heqi Cai, and Ms. Yao Huang perform key functions in the  operation  of our  Company.  Ms.  Zhilin Li entered  into an  Employment Agreement  with Helpson,  which  provided that Ms. Li was employed by Helpson to act as its CEO.  The term of her  employment  is from  July 1,  2005 to June 30, 2010.  Mr. Heqi Cai entered into an Employment  Agreement with Helpson to act as its Director of Development Department for a term from July 1, 2005 to June 30, 2010. Ms. Yao Huang entered into an Employment Agreement with Helpson to act as its Head of  Pharmaceutical  Plant  for a term  from July 1, 2005 to June 30, 2010.  There can be no assurance  that we will be able to retain these  officers after the term of their employment  contracts expire. The loss of these officers could have a material adverse effect upon our business, financial condition, and results of operations.  We must attract, recruit and retain a sizeable workforce of technically  competent  employees.  Our ability to effectively  implement our business  strategy  will  depend  upon,  among  other  factors,  the  successful recruitment   and  retention  of  additional   highly  skilled  and  experienced management  and other key  personnel.  We cannot  assure that we will be able to hire or retain such employees.

IF ALL OR A SIGNIFICANT  PORTION OF OUR CUSTOMERS WITH TRADE RECEIVABLES FAIL TO PAY ALL OF PART OF THE TRADE RECEIVABLES OR DELAY THE REPAYMENT,  OUR NET INCOME WILL DECREASE AND OUR PROFITABILITY WILL BE ADVERSELY AFFECTED

Our Company had trade receivables,  net of allowance for doubtful  accounts,  of approximately  Y10,425,289  ($1,259,595)  and   Y19,948,709($2,410,282)   as  of December 31, 2003 and 2004,  respectively.  During the years ended  December 31, 2003 and 2004, the debtors' turnover period were approximately 213 days and 135 days, respectively.

Our Company had trade receivables,  net of allowance for doubtful  accounts,  of approximately  Y39,705,780 ($4,797,412) as of 30th June 30, 2005. During the six months ended June 30, 2005, the debtors'  turnover period was  approximately 297 days.

It is usual  commercial  practice  that certain  customers may repay their debts beyond  credit  periods  granted or may repay  slowly  when  transaction  volume increases.  There is no assurance that our trade receivables will be fully repaid on a timely basis.

If all or a significant  portion of our customers with trade receivables fail to pay all or part of the  trade  receivables  or delay the  payment  due to us for whatever  reason,  our net profit will  decrease and our  profitability  will be adversely affected.

IF WE FAIL TO DEVELOP NEW PRODUCTS WITH HIGH PROFIT  MARGINS AND OUR HIGH PROFIT MARGIN PRODUCTS ARE REPLACED BY COMPETITOR'S  PRODUCTS, OUR GROSS AND NET PROFIT MARGINS WILL BE ADVERSELY AFFECTED

In the years ended  December 31, 2003 and 2004,  the gross profit margin for our Company was 50.7% and 40.4% respectively. However, there is no assurance that we will be able to sustain such profit  margins in the future.  The  pharmaceutical industry is very competitive, and there may be pressure to reduce sale prices of products without a corresponding decrease in the price of raw materials.  To the extent that we fail to develop  new  products  with high profit  margins and our high profit margin products are substituted by competitors'  products, the gross profit margins will be adversely affected.

WE FACE COMPETITION IN THE  PHARMACEUTICAL  INDUSTRY AND SUCH COMPETITION  COULD CAUSE OUR SALES REVENUE AND PROFITS TO DECLINE

According to the State Food and Drug Administration of China (the "SFDA"), there were approximately 5,071 pharmaceutical manufacturing companies in the PRC as of the end of June 2004, of which approximately  3,237  manufacturers  obtained GMP certification. After GMP certification became a mandatory requirement on July 1, 2004,  approximately  1,834  pharmaceutical  manufacturers  were forced to cease production  (Source:  http://www.jlda.gov.cn/hyzx/showhyzx.x?id=789).  Only  the 3,237  pharmaceutical  manufacturers  with GMP certifications may continue their manufacturing operations.  The certificates,  permits, and licenses required for pharmaceutical  operation  in  the  PRC  create  a  potential  barrier  for  new competitors seeking entrance into the market.  Despite these obstacles,  we face competitors  that will  attempt to create or are  marketing  products in the PRC that are similar to ours.  There can be no assurance  that our products  will be either more effective in their  therapeutic  abilities and/or be able to compete in price with that of our competitors.  Failure to do either of these may result in decreased profits for our Company.

OUR SUCCESS IS HIGHLY  DEPENDENT  ON  CONTINUALLY  DEVELOPING  NEW AND  ADVANCED PRODUCTS,  TECHNOLOGIES, AND PROCESSES AND FAILURE TO DO SO MAY CAUSE US TO LOSE OUR COMPETITIVENESS IN THE PHARMACEUTICAL  INDUSTRY AND MAY CAUSE OUR PROFITS TO DECLINE

To  remain  competitive  in the  pharmaceutical  industry,  it is  important  to continually  develop new and advanced  products,  technologies,  and  processes. There is no assurance  that the  competitors'  new products,  technologies,  and processes  will  not  render  our  Company's   existing   products  obsolete  or non-competitive.  Our Company's  competitiveness  in the  pharmaceutical  market therefore relies upon our ability to enhance our current products, introduce new products,  and  develop  and  implement  new  technologies  and  processes.  Our Company's  failure to  technologically  evolve  and/or  develop  new or enhanced products may cause us to lose our competitiveness in the pharmaceutical industry and may cause our profits to decline.

THE  COMMERCIAL  SUCCESS  OF OUR  PRODUCTS  DEPENDS  UPON THE  DEGREE  OF MARKET ACCEPTANCE AMONG THE MEDICAL  COMMUNITY AND FAILURE TO ATTAIN MARKET  ACCEPTANCE AMONG THE MEDICAL  COMMUNITY  MAY HAVE AN ADVERSE  IMPACT ON OUR OPERATIONS AND PROFITABILITY

The  commercial  success  of our  products  depends  upon the  degree  of market acceptance among the medical community. Even if our products are approved by the SFDA,  there is no assurance  that  physicians  will  prescribe or recommend our products to patients.  Furthermore,  a product's prevalence and use at hospitals may be  contingent  upon  our  relationship  with  the  medical  community.  The acceptance of our products  among the medical  community may depend upon several factors,  including but not limited to, the  product's  acceptance by physicians and patients as a safe and effective  treatment,  cost effectiveness,  potential advantages over alternative treatments,  and the prevalence and severity of side effects.  Failure to attain market  acceptance  among the medical  community may have an adverse impact on our operations and profitability.

WE ENJOY CERTAIN PREFERENTIAL TAX CONCESSIONS AND LOSS OF THESE PREFERENTIAL TAX CONCESSIONS WILL CAUSE OUR TAX LIABILITIES TO INCREASE AND OUR  PROFITABILITY TO DECLINE

Helpson enjoys preferential tax concessions as a high-tech enterprise.  Pursuant to the State Council's Regulations on Encouraging  Investment in and Development of Hainan Island,  Hainan  Provincial  State Tax Bureau  recognized and approved Helpson's  status as a high and new  technology  enterprise and thus Helpson was granted a 50% reduction in its income tax liability for the years 2003, 2004 and 2005. As the corporate  income tax in Hainan province is 15%,  Helpson's  income tax liability for the period between 2003 and 2005 is 7.5%. After the expiration of the  preferential  tax  treatment  to  Helpson  as a high and new  technology enterprise,  Helpson  will be  subject  to 15%  corporate  income  tax unless it receives other preferential tax treatments.

Pursuant to the  Examining  and  Administrative  Measures  Regarding  Income Tax Deduction for Investment in PRC Made Equipment Used in Technical Reform,  40% of the  purchase  price in  PRC-made  equipment  can be  deducted  for  income  tax purposes. In the case of Helpson, RMB3,161,001.40 (approximately US$390,247) can be used for income tax deduction .

For the two years ending  December 31, 2003 and December 31, 2004, the amount of tax deduction approved was USD$27,916 and USD$19,726 respectively.

There is no assurance that the preferential  tax treatment  mentioned above will remain unchanged and effective.  Helpson's tax liabilities will increase and its profits may  accordingly  decline if the  reduced  income tax rate of 7.5% is no longer applicable  and/or the tax relief on investment in PRC-made  equipment is no longer available.

WE MAY BE  SUBJECT  TO THE  PRC'S  PRICE  CONTROL  OF DRUGS  WHICH MAY LIMIT OUR PROFITABILITY AND EVEN CAUSE US TO STOP MANUFACTURING CERTAIN PRODUCTS

The State  Development and Reform  Commission  ("SDRC") of the PRC and the price administration  bureaus  of the  relevant  provinces  of the  PRC in  which  the pharmaceutical  products are  manufactured  are responsible for the retail price control over our pharmaceutical  products.  The SDRC sets the price ceilings for certain pharmaceutical  products in the PRC. Although our products have not been subject to such price  controls as of the date of this  Prospectus,  there is no assurance that our products will remain unaffected by it. Where our products are subject to a price ceiling, we will need to adjust the product price to meet the requirement and to accommodate for the pricing of competitors in the competition for  market  shares.   The  price  ceilings  set  by  the  SDRC  may  limit  our profitability,  and in some instances,  such as where the price ceiling is below production costs, may cause us to stop manufacturing certain products.

OUR CERTIFICATES,  PERMITS, AND LICENSES ARE SUBJECT TO GOVERNMENTAL CONTROL AND RENEWAL  AND  THE  FAILURE  TO  OBTAIN  RENEWAL  WILL  CAUSE  ALL OR PART OF OUR OPERATIONS TO BE TERMINATED

Our Company is subject to various  PRC laws and  regulations  pertaining  to the pharmaceutical  industry.  Our Company has attained  certificates,  permits, and licenses  required for the  operation  of a  pharmaceutical  enterprise  and the manufacturing  of  pharmaceutical  products in the PRC. We obtained the Medicine Production  Permit in December 2000,  which is valid through  December 31, 2005. When the  permit  expires,  our  Company  will not be able to  operate  medicine production  which will cause our operations to be  terminated.  We also obtained three GMP certificates  which are effective  through July 17, 2008,  December 2, 2009 and February 2, 2010 respectively.  The  pharmaceutical  production permits and GMP  certificates  are  valid for a term of five  years and must be  renewed before their expiration.  During the renewal process, we will be re-evaluated by the  appropriate   governmental  authorities  and  must  comply  with  the  then prevailing  standards and regulations which may change from time to time. In the event that we are not able to renew the certificates,  permits and licenses, all or  part  of  our  operations  may be  terminated.  Furthermore,  if  escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our  operations,  it may adversely  affect our operation and profitability.

IF OUR PRODUCTS FAIL TO RECEIVE  REGULATORY  APPROVAL OR ARE SEVERELY LIMITED IN THE PRODUCTS SCOPE OF USE, WE MAY BE UNABLE TO RECOUP CONSIDERABLE  RESEARCH AND DEVELOPMENT EXPENDITURES

Our  products  that are approved to be  manufactured  include 15  medicines.  We applied to the SFDA for  registration of manufacturing 21 medicines and SFDA has accepted these  applications.  There are eight products in the stage of research and development. The production of our pharmaceutical products is subject to the

regulatory   approval  of  the  SFDA.  The  regulatory  approval  procedure  for pharmaceuticals can be quite lengthy, costly, and uncertain.  Depending upon the discretion of the SFDA,  the approval  process may be  significantly  delayed by additional  clinical  testing and  require  the  expenditure  of  resources  not currently available; in such an event, it may be necessary for us to abandon our application.  Even where  approval  of the  product is  granted,  it may contain significant   limitations   in  the  form  of  narrow   indications,   warnings, precautions,  or  contra-indications  with  respect  to  conditions  of use.  If approval of our product is denied,  abandoned,  or severely  limited in terms of the scope of products use, it may result in the inability to recoup considerable research and development expenditures.

OUR  RESEARCH AND  DEVELOPMENT  MAY BE COSTLY  AND/OR  UNTIMELY AND THERE ARE NO ASSURANCES  THAT OUR  RESEARCH  AND  DEVELOPMENT  WILL EITHER BE  SUCCESSFUL  OR COMPLETED WITHIN THE ANTICIPATED TIMEFRAME, IF EVER AT ALL

The  research  and  development  of our  new and  existing  products  and  their subsequent  commercialization  plays an important role in our success. There are eight  Products that are currently  under  research and  development,  including rh-CNTF, rh-aFGF,  Thymopetidum for Injection,  Mycophenolate mofetil, Yimaikang Capsule,  Compound  Ossotide for  Injection,  and  Deproteinised  Calf Blood for Injection.  The  research  and  development  of new  products is costly and time consuming,  and there are no assurances that our research and development of new products  will  either  be  successful  or  completed   within  the  anticipated timeframe,  if ever at all. There are also no assurances  that if the product is developed, that it will lead to successful commercialization.

WE CANNOT  GUARANTEE THE PROTECTION OF OUR  INTELLECTUAL  PROPERTY RIGHTS AND IF INFRINGEMENT OR COUNTERFEITING OF OUR INTELLECTUAL  PROPERTY RIGHTS OCCURS,  OUR REPUTATION AND BUSINESS MAY BE ADVERSELY AFFECTED

To protect the brand names of our products,  we have  registered and applied for registration  of our  trademarks  in the PRC  where  we  have a  major  business presence. Please refer to the paragraph headed "Intellectual property rights" in the Business section of this Prospectus on page 35.

All of our  products  are sold under  these  trademarks.  As of the date of this Prospectus,  we have not  experienced any  infringements  of such trademarks for sales of  pharmaceutical  products  and as of the date of this  Prospectus,  the Directors  were  not  aware of any  infringement  of our  intellectual  property rights.  However,  there is no assurance that there will not be any infringement of our  brand  name or other  registered  trademarks  or  counterfeiting  of our products in the future.  Should any such infringement or  counterfeiting  occur, our  reputation  and  business  may be  adversely  affected.  We may also  incur significant  expenses and substantial  amounts of time and effort to enforce our intellectual  property rights in the future. Such diversion of our resources may adversely affect our existing business and future expansion plans.

WE MAY SUFFER AS A RESULT OF PRODUCT LIABILITY OR DEFECTIVE PRODUCTS

We may  produce  products  which  inadvertently  have an adverse  pharmaceutical effect on the health of individuals  despite proper  testing.  Existing PRC laws and regulations do not require us to maintain third party liability insurance to cover product liability claims. However, if a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contract with our customers,  decreased demand for our products, costly litigation, product recalls, loss of revenue, and the inability to  commercialize  some products.  We currently are not aware of any existing or anticipated product liability claims with respect to our products.

WE  RELY  ON  THE  COOPERATION   WITH  RESEARCH   LABORATORIES,   PHARMACEUTICAL INSTITUTIONS, AND UNIVERSITIES AND IF THESE INSTITUTIONS CEASE TO COOPERATE WITH US AND WE  CANNOT  FIND  OTHER  SUITABLE  SUBSTITUTE  RESEARCH  AND  DEVELOPMENT PARTNERS,  OUR ABILITY TO DEVELOP NEW  PRODUCTS MAY BE HINDERED AND OUR BUSINESS MAY BE ADVERSELY AFFECTED

Helpson cooperates with several research institutions  including Chinese Academy of Sciences, China University of Pharmaceuticals, Military Medical Academy Basic Medical  Science  Institute,  Chongqing  Medical  Industry  Institute  and China Sichuan  University.  Helpson relies to a certain extent on the  above-mentioned institutions  for its  development  of new products.  There is no assurance that these  institutions  will  continue  cooperating  with  Helpson to  develop  new products.  In the event that these  institutions cease to cooperate with Helpson and Helpson  cannot find other  suitable  substitute  research  and  development partners,  our ability to develop new  products may be hindered and our business may be adversely affected.

Risks Related to Doing Business in China

Helpson  operates from  facilities that are located in China.  Accordingly,  its operations must conform to governmental regulations and rules of China.

THE PRC LEGAL  SYSTEM HAS  INHERENT  UNCERTAINTIES  THAT  COULD  LIMIT THE LEGAL PROTECTIONS AVAILABLE TO US

The Chinese legal system is a civil law system based on written statutes. Unlike common law  systems,  it is a system in which  decided  legal  cases have little precedent value. In the late 1970s, the Chinese government began to promulgate a comprehensive  system of laws and regulations  governing commercial matters. The overall effect of legislation  enacted over the past 20 years has  significantly enhanced the  protections  afforded to  foreign-invested  enterprises  in China. However, these laws,  regulations,  and legal requirements are relatively recent and are evolving  rapidly,  and their  interpretation  and  enforcement  involve uncertainties.  These uncertainties could limit the legal protections  available to foreign investors.

The  practical  effect of the PRC's legal system on our business  operations  in China can be viewed from two separate but intertwined considerations.  First, as a matter of  substantive  law,  the Foreign  Invested  Enterprise  laws  provide significant  protection from government  interference.  In addition,  these laws guarantee  the full  benefit of  corporate  articles  and  contracts  to Foreign Invested  Enterprise  participants.  These laws,  however,  do impose  standards concerning  corporate  formation  and  governance,  which are not  qualitatively different from the corporation laws found in the United States.  Similarly,  PRC accounting  laws mandate  accounting  practices which may not be consistent with the US Generally Accepted Accounting  Principles.  China accounting laws require that an annual  "statutory audit" be performed in accordance with PRC accounting standards  and that the books of  account  of Foreign  Invested  Enterprises  be maintained in accordance  with Chinese  accounting  laws.  Article 14 of the PRC Wholly Foreign-Owned  Enterprise Law requires a Wholly Foreign-Owned  Enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation.

Second,  while the enforcement of substantive  rights may appear less clear than United States procedures,  Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies that enjoy the same status as other Chinese registered companies in  business-to-business  dispute resolutions.  The Chinese legal  infrastructure  is significantly  different in operation from its United  States  counterpart,  and may present a  significant  impediment  to the operation of Foreign Invested Enterprises.

PRC  ECONOMIC  REFORM  POLICIES  OR  NATIONALIZATION  COULD  RESULT  IN A  TOTAL INVESTMENT LOSS IN OUR COMMON STOCK

Since 1979, the Chinese government has reformed its economic  policies.  Because many reforms are unprecedented or experimental,  they are expected to be refined and improved.  Other political,  economic and social factors,  such as political changes, changes in the rates of economic growth,  unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further  readjustment of the reform measures.  This refining and readjustment process may negatively affect our operations.

Although the Chinese government owns the majority of productive assets in China, in the past  several  years  the  government  has  implemented  economic  reform measures  that  emphasize   decentralization   and  encourage  private  economic activity.  Because  these  economic  reform  measures  may  be  inconsistent  or ineffectual, there are no assurances that:

      -     We will be able to capitalize on economic reforms;

      -     The Chinese  government will continue its pursuit of economic reform policies;

      -     The economic policies, even if pursued, will be successful;

      -     Economic  policies  will not be  significantly  altered from time to time; and

      -     Business  operations in China will not become subject to the risk of nationalization.

Over the last few years,  China's  economy has  registered  high  growth  rates. Recently, there have been indications that rates of inflation have increased. In response,  the  Chinese  government  recently  has taken  measures  to curb this excessively expansive economy.  These measures have included restrictions on the availability of domestic credit,  reducing the purchasing  capability of some of its  customers,  and  limited  recentralization  of  the  approval  process  for purchases of certain  foreign  products.  These austere  measures  alone may not succeed in slowing down the economy's  excessive expansion or control inflation, and may  result in severe  dislocations  in the  Chinese  economy.  The  Chinese government may adopt additional measures to further combat inflation,  including the establishment of freezes or restraints on certain projects or markets. These measures may adversely affect our operations.

There can be no  assurance  that the  reforms to China's  economic  system  will continue  or that we will  not be  adversely  affected  by  changes  in  China's political,  economic,  and social  conditions  and by changes in policies of the Chinese government, such as changes in laws and regulations,  measures which may be introduced to control  inflation,  changes in the rate or method of taxation, imposition of additional  restrictions  on currency  conversion  and  remittance abroad, and reduction in tariff protection and other import restrictions.

YOU MAY EXPERIENCE DIFFICULTIES IN EFFECTING SERVICE OF LEGAL PROCESS, ENFORCING FOREIGN JUDGMENTS OR BRINGING ORIGINAL ACTIONS IN THE PRC BASED ON U.S. OR OTHER FOREIGN LAWS AGAINST OUR MANAGEMENT AND US

Helpson,  our operating company,  is incorporated under the laws of the PRC, and substantially all of our assets are located in the PRC. In addition, many of our directors,   managers,  and  executive  officers  reside  within  the  PRC,  and substantially  all of the assets of these persons are located within the PRC. As a result,  it may not be possible to effect service of process within the United States or  elsewhere  outside the PRC upon  certain  directors,  supervisors  or executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover,  the PRC does not have treaties  providing  for the  reciprocal  recognition  and  enforcement  of judgments of courts with the United States,  the United  Kingdom,  Japan or many other  countries.  As a  result,  recognition  and  enforcement  in  the  PRC of judgments  of a court in the United  States  and any of the other  jurisdictions mentioned  above in  relation  to any matter  may be  difficult  or  impossible.

Furthermore,  an  original  action  may be brought  in the PRC  against  us, our directors,  managers, or executive officers only if the actions are not required to be arbitrated by PRC law and Helpson's  articles of association,  and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In  connection  with any such  original  action,  a PRC court  may  award  civil liability, including monetary damages.

BECAUSE WE RECEIVE SUBSTANTIALLY ALL OF OUR REVENUE IN RENMINBI, WHICH CURRENTLY IS NOT A FREELY CONVERTIBLE  CURRENCY,  AND THE GOVERNMENT CONTROLS THE CURRENCY CONVERSION AND THE FLUCTUATION OF THE RENMINBI, WE ARE SUBJECT TO CHANGES IN THE PRCS' POLITICAL AND ECONOMIC DECISIONS

We receive substantially all of our revenues in Renminbi, which currently is not a freely  convertible  currency.  The Chinese government may, at its discretion, restrict  access  in the  future  to  foreign  currencies  for  current  account transactions.

The  value  of the  Renminbi  against  the  U.S.  dollar  and  other  currencies fluctuates  and is  affected  by,  among  other  things,  changes  in the  PRC's political and economic  conditions.  Since 1994, the conversion of Renminbi into foreign  currencies,  including  Hong Kong and U.S.  dollars,  has been based on rates  set by the  People's  Bank of China,  which  are set  daily  based on the previous day's  inter-bank  foreign  exchange market rates and current  exchange rates on the world financial markets. Since 1994, the official exchange rate for the  conversion  of Renminbi to U.S.  Dollars  generally  has been  stable.  Any devaluation of the Renminbi,  however,  may materially and adversely  affect the value of, and any dividends  payable on, our shares in foreign  currency  terms, since  we will  receive  substantially  all of our  revenues,  and  express  our profits, in Renminbi. Our financial condition and results of operations also may be  affected  by  changes  in the value of  certain  currencies  other  than the Renminbi.  Our results of operation may be adversely  affected by changes in the political and social conditions in the PRC, and changes in governmental policies with  respect  to laws and  regulations,  anti-inflationary  measures,  currency conversion and remittance abroad, and rates and methods of taxation, among other things.

THE GROWTH OF THE CHINESE ECONOMY HAS BEEN UNEVEN ACROSS GEOGRAPHIC  REGIONS AND ECONOMIC  SECTORS,  AND A DOWNTURN IN CERTAIN REGIONS IN WHICH WE DO BUSINESS OR IN OUR ECONOMIC SECTOR WOULD SLOW DOWN OUR GROWTH AND PROFITABILITY

The growth of the Chinese economy has been uneven across geographic  regions and economic sectors.  For example,  during the years between 1978 and 2000, the per capital GDP growth rate of Fujian Province in  Southeastern  China was 12% while that of Gansu  Province  in  Northwestern  China  was 5.3%  (Source:  New  China Statistical   Materials   Compilation   for  50  Years  and  2001  China  Annual Statistics).  There can be no assurance that growth of the Chinese  economy will be steady or that any downturn will not have a negative  effect on our business. Our  profitability  may decrease due to a downturn in the Chinese economy.  More specifically, the expansion of our sales area in the less economically developed central and western provinces of China will depend on those provinces  achieving certain income levels.

ANY  OCCURRENCE  OF SERIOUS  INFECTIOUS  DISEASES,  SUCH AS RECURRENCE OF SEVERE ACUTE  RESPIRATORY  SYNDROME (SARS) CAUSING  WIDESPREAD  PUBLIC HEALTH PROBLEMS, COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS

A renewed outbreak of SARS or other widespread  public health problems in China, where all of our revenue is derived,  and in Hainan,  where our  operations  are headquartered,  could have a negative effect on our  operations.  Our operations may be  impacted by a number of public  health-related  factors,  including  the following:

•

quarantines or closures of our factories or subsidiaries which would severely disrupt its operations;

•

the sickness or death of the key officers and employees; and

•

general slowdown in the Chinese economy.

Any of the foregoing  events or other  unforeseen  consequences of public health problems could adversely affect our business and results of operations.

WE ARE SUBJECT TO THE ENVIRONMENTAL PROTECTION LAWS OF THE PRC

Our manufacturing  process may produce  by-products such as effluent,  gases and noise,  which are harmful to the  environment.  We are subject to multiple  laws governing environmental protection, such as "The Law on Environmental Protection in the PRC" and "The Law on  Prevention  of Effluent  Pollution in the PRC",  as well as  standards  set by the  relevant  governmental  bodies  determining  the classification  of  different  wastes  and  proper  disposal.  We have  properly attained a waste disposal permit for our manufacturing  facility,  which details the types and  concentration  of effluents and gases  allowed for disposal.  The temporary  waste  disposal  permit will expire on  September  28,  2009.  We are responsible for the renewal of the waste disposal permit.  There is no assurance that we will  obtain the renewal of the waste  disposal  permit when the current permit expires.

China  is  experiencing   substantial  problems  with  environmental  pollution. Accordingly,  it is likely that the national,  provincial and local governmental agencies will adopt stricter pollution controls.  There can be no assurance that future  changes in  environmental  laws and  regulations  will not impose costly compliance requirements on us or otherwise subject us to future liabilities. Our business's  profitability  may be adversely  affected if  additional or modified environmental control regulations are imposed upon us.

RECENT PRC  REGULATIONS  RELATING TO  ACQUISITIONS  OF PRC  COMPANIES BY FOREIGN ENTITIES MAY LIMIT OUR ABILITY TO ACQUIRE PRC COMPANIES AND ADVERSELY AFFECT THE IMPLEMENTATION OF OUR STRATEGY AS WELL AS OUR BUSINESS AND PROSPECTS

The PRC State  Administration  of  Foreign  Exchange,  or SAFE,  issued a public notice in January 2005 concerning  foreign  exchange  regulations on mergers and acquisitions  in China ("January  Notice").  The public notice states that if an offshore company  controlled by PRC residents  intends to acquire a PRC company, such acquisition  will be subject to strict  examination by the relevant foreign exchange  authorities.  The public  notice also states that the  approval of the relevant  foreign  exchange  authorities is required for any sale or transfer by the PRC  residents  of a PRC  company's  assets or equity  interests  to foreign entities, such as us, for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further  explaining the January notice.  In accordance with the April notice, if an acquisition of a PRC company by an offshore  company  controlled  by PRC  residents  has been  confirmed by a Foreign  Investment  Enterprise  Certificate  prior to the  promulgation  of the January  notice,  the PRC residents must each submit a registration  form to the local SAFE branch with respect to their  respective  ownership  interests in the offshore  company,  and must also file an amendment to such  registration if the offshore  company  experiences  material  events,  such as  changes in the share capital, share transfer, mergers and acquisitions,  spin-off transactions or use of assets in China to  guarantee  offshore  obligations.  The April  notice also provides  that  failure to comply  with the  registration  procedures  set forth therein may result in a restriction  on the PRC company's  ability to distribute profits to its offshore  parent  company.  Pending the  promulgation of detailed implementation  rules,  the relevant  government  authorities  are  reluctant to commence  processing any registration or application for approval required under the SAFE notices.

As it is uncertain how the SAFE notices will be interpreted or  implemented,  we cannot predict how they will affect our business  operations or future strategy. For example,  we may be subject to more  stringent  review and approval  process with respect to our foreign exchange activities, such as remittance of dividends and  foreign-currency-denominated  borrowings,  which may  adversely  affect our results of operation  and  financial  condition.  In  addition,  if we decide to acquire a PRC  company  by  stocks,  we cannot  assure  that the  owners of such company,  as the case may be, will be able to complete the  necessary  approval, filings and registrations for the acquisition.  This may restrict our ability to implement  our  acquisition  strategy  and  adversely  affect our  business  and prospects.

OUR  BUSINESS MAY BE  ADVERSELY  AFFECTED AS A RESULT OF CHINA'S  ENTRY INTO THE WORLD  TRADE  ORGANIZATION  ("WTO")  BECAUSE  THE  PREFERENTIAL  TAX  TREATMENTS AVAILABLE TO US MAY BE DISCONTINUED AND FOREIGN PHARMACEUTICAL MANUFACTURERS MAY COMPETE WITH US IN THE PRC PHARMACEUTICAL INDUSTRY

The PRC  became a member of the WTO on 11th  December,  2001.  The  current  tax benefits  enjoyed by our Company may be  regarded as unfair  treatment  by other members of the WTO. Accordingly, the preferential tax treatments available to us may be discontinued.  In such circumstances,  our profitability may be adversely affected.  In  addition,  we  may  face  additional   competition  from  foreign pharmaceutical  manufacturers if they set up their production  facilities in the PRC or form Sino-foreign  joint ventures with our competitors in the PRC. In the event that we fail to maintain our  competitiveness  against these  competitors, our profitability may be adversely affected.

Risks Related to Our Common Stock

THE MARKET  PRICE FOR OUR COMMON  STOCK MAY BE VOLATILE  WHICH COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT

The  market  price for our  common  stock is likely  to be highly  volatile  and subject to wide fluctuations in response to factors including the following:

•

actual  or  anticipated  fluctuations  in  our  quarterly  operating

•

results,

•

announcements of new products by us or our competitors,

•

changes in financial estimates by securities analysts,

•

conditions in the pharmaceutical market,

•

changes in the economic  performance  or market  valuations of other companies involved in pharmaceutical production,

•

announcements  by  our  competitors  of  significant   acquisitions, strategic partnerships, joint ventures or capital commitments,

•

additions or departures of key personnel, or

•

potential litigation,

In  addition,  the  securities  markets  have  from  time  to  time  experienced significant price and volume  fluctuations that are not related to the operating performance  of  particular  companies.   These  market  fluctuations  may  also materially and adversely affect the market price of our common stock.

WE MAY ISSUE ADDITIONAL SHARES OF OUR CAPITAL STOCK TO RAISE ADDITIONAL CASH FOR WORKING  CAPITAL.  IF WE ISSUE  ADDITIONAL  SHARES  OF OUR  CAPITAL  STOCK,  OUR STOCKHOLDERS WILL EXPERIENCE DILUTION IN THEIR RESPECTIVE  PERCENTAGE  OWNERSHIP IN US

We may issue additional shares of our capital stock to raise additional cash for working  capital.  If we issue  additional  shares  of our  capital  stock,  our stockholders will experience dilution in their respective  percentage  ownership in us.

A  LARGE  PORTION  OF OUR  COMMON  STOCK  IS  CONTROLLED  BY A SMALL  NUMBER  OF STOCKHOLDERS  AND AS A RESULT,  THESE  STOCKHOLDERS  ARE ABLE TO  INFLUENCE  THE OUTCOME OF STOCKHOLDER VOTES ON VARIOUS MATTERS

A large  portion of our common stock is held by a small number of  stockholders. For  instance,  Ms. Tsui holds  72.8% of the  Company's  common  stock after the closing of the Exchange  Transaction.  As a result,  this stockholder is able to influence the outcome of  stockholder  votes on various  matters,  including the election  of  directors  and other  corporate  transactions  including  business combinations.  In addition,  the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur,  may affect our stock  price and could  impair  our  ability  to obtain  capital  through an offering of equity securities.  Furthermore,  the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

THERE IS CURRENTLY A LIMITED  TRADING MARKET FOR OUR COMMON STOCK WHICH MAY MAKE IT DIFFICULT TO SELL SHARES OF OUR COMMON STOCK

Our  common  stock  is  traded  in  the  over-the-counter   market  through  the Over-the-Counter  Electronic  Bulletin  Board.  While there is an active trading market for our common  stock,  it is small.  Further,  there can be no assurance that an active trading market will be maintained.  We cannot assure you that our common stock will ever be included for trading on any stock  exchange or through any other quotation  system  (including,  without  limitation,  the NASDAQ Stock Market).

WE  ARE  LIKELY  TO  REMAIN  SUBJECT  TO  "PENNY  STOCK"  REGULATIONS  AND  AS A CONSEQUENCE  THERE ARE ADDITIONAL  SALES  PRACTICE  REQUIREMENTS  AND  ADDITIONAL WARNINGS ISSUED BY THE SEC

As long as the trading  price of our common stock is below $5.00 per share,  the open-market  trading  of our common  stock will be subject to the "penny  stock" rules. The "penny stock" rules impose additional sales practice  requirements on broker-dealers  who sell securities to persons other than established  customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding  $200,000 or $300,000  together with their spouse).  For transactions  covered  by these  rules,  the  broker-dealer  must make a special suitability  determination  for the purchase of securities and have received the purchaser's   written   consent  to  the   transaction   before  the   purchase. Additionally,  for any transaction  involving a penny stock,  unless exempt, the broker-dealer  must  deliver,  before the  transaction,  a  disclosure  schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered  representative  and current quotations for the securities.  Finally,  monthly  statements must be sent disclosing  recent price information  on the limited  market in penny stocks.  These  additional  burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell the common stock and may affect a stockholder's ability to resell the common stock.

Stockholders  should  be  aware  that,  according  to  Securities  and  Exchange Commission  Release No.  34-29093,  the market for penny  stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the  security  by one or a few  broker-dealers  that are often related  to  the  promoter  or  issuer;  (ii)  manipulation  of  prices  through prearranged  matching  of  purchases  and sales and false and  misleading  press releases;  (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers;  and (v) the wholesale  dumping of the same  securities  by promoters and  broker-dealers after prices have been manipulated to a desired level,  along with the resulting inevitable  collapse of those prices and with consequent  investor  losses.  Our management is aware of the abuses that have occurred  historically  in the penny stock market.

WE ARE RESPONSIBLE FOR THE  INDEMNIFICATION  OF OUR OFFICERS AND DIRECTORS WHICH COULD RESULT IN SUBSTANTIAL EXPENDITURES, WHICH WE MAY BE UNABLE TO RECOUP

Our  bylaws  provide  for  the  indemnification  of  our  directors,   officers, employees, and agents, under certain circumstances,  against attorney's fees and other  expenses  incurred by them in any litigation to which they become a party arising  from  their  association  with or  activities  on  behalf  of us.  This indemnification policy could result in substantial expenditures, which we may be unable to recoup.

COMPLIANCE  WITH THE  SARBANES-OXLEY  ACT COULD COST  HUNDREDS OF  THOUSANDS  OF DOLLARS,  REQUIRE  ADDITIONAL  PERSONNEL  AND  REQUIRE  HUNDREDS OF MAN HOURS OF EFFORT, AND THERE CAN BE NO ASSURANCE THAT WE WILL HAVE THE PERSONNEL, FINANCIAL RESOURCES OR EXPERTISE TO COMPLY WITH THESE REGULATIONS

The US Public  Company  Accounting  Reform and Investor  Protection Act of 2002, better  known as  Sarbanes-Oxley,  is the most  sweeping  legislation  to affect publicly traded companies in 70 years.  Sarbanes-Oxley  created a set of complex and burdensome  regulations.  Compliance with such regulations requires hundreds of  thousands  of dollars,  additional  personnel  and  hundreds of man hours of effort.  There can be no assurance  that we will have the  personnel,  financial resources or expertise to comply with these regulations.

FORWARD-LOOKING STATEMENTS

This  prospectus  contains  forward-looking  statements  within  the  meaning of Section  27A of the  Securities  Act and Section  21E of the  Exchange  Act (the "Exchange Act"). We have based these  forward-looking  statements largely on our current  expectations  and projections  about future events and financial trends affecting  the  financial  condition  of  our  business.  These  forward-looking statements  are subject to a number of risks,  uncertainties,  and  assumptions, including, among other things:

      -     general economic and business  conditions,  both internationally and in the PRC markets,

      -     our   expectations   and  estimates   concerning   future  financial

            performance, financing plans, and the impact of competition,

      -     our ability to implement our growth strategy,

      -     anticipated trends in our business,

      -     advances in technologies, and

      -     other  risk   factors  set  forth  under  "Risk   Factors"  in  this

            prospectus.

In addition, in this prospectus, we use words such as "anticipates," "believes," "plans,"  "expects,"  "future,"  "intends," and similar  expressions to identify forward-looking statements.

We  undertake no  obligation  to update  publicly or revise any  forward-looking statements,  whether as a result of new information,  future events or otherwise after the date of this  prospectus.  In light of these risks and  uncertainties, the  forward-looking  events and circumstances  discussed in this prospectus may not occur and actual results could differ  materially from those  anticipated or implied in the forward-looking statements.

Notwithstanding the above, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act expressly state that the safe harbor for forward looking statements doe not apply to companies that issue penny stock. Because we issue penny stock, the safe harbor for forward looking statements does not apply to us.

USE OF PROCEEDS

This  prospectus  relates to shares of our common  stock that may be offered and sold from time to time by the  selling  stockholders.  We will not  receive  any proceeds from the sale of shares of common stock in this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

We trade on the OTCBB  under the  symbol  "TSET.OB".  The  following  quotations reflect the high and low bids for our common stock based on inter-dealer  prices without retail  mark-up,  markdown,  or commission and may not represent  actual transactions.  The high and low bid prices  for our  common  stock for each full financial quarter for the two most recent full fiscal years were as follows:

Quarter Ended	High	Low
2005
4th Quarter (through December 15, 2005)	$2.65	$1.75
3rd Quarter	$2.25	$1.05
2nd Quarter	$2.00	$0.50
1st Quarter	$2.25	$1.05

2004
4th Quarter	$1.15	$.40
3rd Quarter	$1.15	$1.01
2nd Quarter	$0.65	$.52
1st Quarter	$0.20	$.60

2003
4th Quarter	$5.20	$2.00
3rd Quarter	$5.40	$0.08
2nd Quarter	$0.10	$0.05
1st Quarter	$0.10	$0.10

On October 11,  2005,  the closing  price of our common  stock was $2.25.  As of October  11,  2005,  the  stockholders'  list for our  common  stock  showed 169 registered  stockholders of record. This figure does not take into account those stockholders  whose certificates are held in the name of broker-dealers or other nominees.  As of October 19, 2005,  30,000,000 shares of common stock are issued and outstanding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

The following  discussion  should be read in conjunction  with our  consolidated financial  statements and the notes thereto and the other financial  information appearing elsewhere in this document. In addition to historical information, the following   discussion  and  other  parts  of  this  document   contain  certain forward-looking  information.  Our financial  statements are prepared in RMB and are in accordance with accounting  principles  generally  accepted in the United States.  When  used in this  discussion,  the words  "believes,"  "anticipates," "expects,"  and similar  expressions  are  intended to identify  forward-looking statements.  Such  statements  are subject to certain  risks and  uncertainties, which could cause actual results to differ  materially  from those projected due to a number of factors beyond our control.

We do not  undertake  to  publicly  update or revise any of the  forward-looking statements even if experience or future changes show that the indicated  results or events will not be realized. You are cautioned not to place undue reliance on these  forward-looking  statements,  which speak only as of the date hereof. You are also urged to carefully  review and consider our  discussions  regarding the various  factors,  which  affect our  business,  included  in this  section  and elsewhere in this report.

Factors that might cause actual  results,  performance or achievements to differ materially,  among  other  things:  from  those  projected  or  implied  in such forward-looking statements include: (i) the impact of competitive products; (ii) changes in laws and  regulations;  (iii) adequacy and  availability of insurance coverage;  (iv)  limitations on future  financing;  (v) increases in the cost of borrowings  and  availability  of debt or  equity  capital;  (vi) the  effect of adverse publicity regarding our products; (vii) our inability to gain and/or hold market  share;  (viii)  exposure to and expense of resolving  and defending product liability claims and other litigation;  (ix) consumer  acceptance of our products;   (x)  managing  and  maintaining   growth;   (xi)  customer  demands; (xii)market and industry  conditions  including pricing and demand for products, (xiii)the success of product development and new product  introductions into the marketplace;  (xiv)the departure of key members of management;  (xv) our ability to  efficiently  market our products;  as well as other risks and  uncertainties that are  described  from time to time in our filings  with the  Securities  and Exchange Commission.

Notwithstanding the above,  Section 27A of the Securities Act and Section 21E of the  Securities  Exchange Act expressly  states that the safe harbor for forward looking  statements does not apply to companies that issue  securities that meet the definition of a penny stock,  as such,  the safe harbor for forward  looking statements does not apply to us.

Overview

On  June  16,  2005,  Onny  Investment  Limited  ("Onny")  acquired  all  of the outstanding  common  shares of Hainan  Helpson  Medical  Biotechnology  Co., Ltd ("Helpson"),  a privately  held  Chinese  joint  venture,  in exchange  for cash payments to the Hainan  shareholders  in the form of common stock dividends from Hainan  of  Y34,076,800  and  non-interest  bearing  promissory  notes  totaling Y28,000,000  payable  on  September  16,  2005.  The  acquisition  of Hainan was recognized as a business combination.

On October  19,  2005,  Onny issued  10,000  preferred  shares in  exchange  for (Y)35,692,406 in cash, net of offering costs and estimated  registration  costs, and on that same date,  those  preferred  shares were converted into 10,000 Onny common shares.  Also on October 19, 2005, Onny was reorganized as a wholly-owned subsidiary of TS Electronics,  Inc. The  reorganization  was accomplished by the original Onny common  shareholder  exchanging  her 29,700 Onny common shares for 20,555,329  common shares of TS  Electronics,  Inc. and for the commitment by TS Electronics, Inc. to issue the original Onny common shareholder 4,723,056 common shares  following  an  amendment  of  the  TS  Electronics,   Inc.  articles  of incorporation  increasing the number of common shares  authorized to 100,000,000 shares.  In addition,  the prior Onny  preferred  shareholders  exchanged  their 10,000 Onny common shares for 6,944,611 common shares of TS Electronics, Inc.

The  accompanying  unaudited  pro forma  condensed  consolidated  statements  of operations  for the nine months ended  September 30, 2005 and for the year ended December 31, 2004 have been  prepared to present the effects of the  acquisition of Helpson and the issuance of the TS  Electronics,  Inc.  common  shares to the prior Onny preferred  shareholders as though those  transactions had occurred on January 1, 2005 and 2004, respectively.

The  unaudited  pro forma  financial  information  is only  illustrative  of the effects of these  transactions  and does not necessarily  reflect the results of operations that would have resulted had the  transactions  actually  occurred on January 1, 2005 and 2004. In addition,  the pro forma  financial  information is not  necessarily  indicative  of the results  that may be expected  for the year ending December 31, 2005, or any other period.

We  launched  an  anti-flu  product  named  PuSenOK,  which is the only anti flu medicine in the market  mixed with pseudo  ephedrine  hydrochloride,  that has a non-drowsy  formula  and a  runny  nose  suppressant.  We  plan  to  expand  our biotechnology  product  series.  Based on the foundation  established by some of Helpson's widely recognized medicine labels such as Neurotrophicpeptide, we will launch  several  additional  biological  medicines,  including the brain peptide injection,  injected hepatocyte growth-promoting factors, as well as new genetic medicines,  rh-CNTF and rha-FGF,  which will give us a new growth following that of Neurotrophicpeptide.

Our  products  have  been  sold in more than 20  provinces,  sovereignties,  and autonomous  regions. We have 16 sales offices and approximately 250 proxy agents in the whole  country.  The main channels we use to deliver our products were as follows:  (1)  Distribution  system  (Proxy  Agency);  (2) Direct sale system to hospitals;  (3)  Direct  representation  in  clinic  hospitals  through  medical representatives;  and (4)  Distribution  of products to local medical  companies through logistics companies.

Our recent business activities include the following:

2005: Helpson launched a new anti-flu medicine: PusenOK.

2003: Helpson gained GMP authentication.

2003:  Helpson named "the best  enterprise  for storing SARS medicine" by Hainan

Food and Drug Administration.

2000:  Helpson  recognized as Hainan  Hi-tech  enterprise by Hainan  Science and

Technology Bureau.

2000: Helpson awarded as one of 50 best enterprises in Hainan by Hainan Economic and Trade Bureau and Hainan Statistical Bureau.

Buflomedil Hydrochloride (Raw material; injection; & troche)

•

Received the best technology  commercialization award in Hainan in 2004 by Hainan Scientific and Technological Result Examination Committee.

•

received the national  key new products  certificate  in 2003 by the State Science and  Technology  Department,  State Taxation  Bureau,  Ministry of Commerce, State Bureau of Quality Supervision,  Inspection and Quarantine, and State Environmental Protection Bureau.

•

designated  as the key  technology  project  in  Hainan  in 2003 by Haikou Municipality.

The pro forma financial  information is only  illustrative of the effects of the acquisition and the capital investment received and does not necessarily reflect the financial position or results of operations that would have resulted had the acquisition  actually  occurred  at those  dates.  In  addition,  the pro  forma financial  information is not necessarily  indicative of the results that may be expected for the year ending December 31, 2005, or any other period

The following  table  presents the  operations  of Hainan  Helpson for the years ended  December 31, 2003 and December  31,2004,  the  operations of Onny for the nine months ended September 30, 2005 and the Pro Forma operations of the company for the year ended December 31, 2004 and for the nine months ended September 30, 2005.

	Hainan Helpson		Onny	Pro Forma
	For the years ended December 31,		For the nine months ended September 30,	For the year ended December 31,	For the nine months ended September 30,
	2003	2004	2005	2004	2005
Revenue	Y 31,149,004	Y 64,059,750	Y 25,035,222	Y 64,059,750	Y 69,102,267
Cost of revenue	15,354,998	38,200,114	15,717,843	36,754,826	42,662,286
Operating expenses	6,141,955	3,615,988	2,542,841	3,615,988	5,709,631
Income from operations	9,652,051	22,243,648	6,774,538	23,688,936	20,730,350
Interest expense	634,336	1,340,709	1,243,167	2,040,709	2,536,700
Net income	8,774,363	19,344,826	5,013,636	20,091,367	18,637,080
Basic and diluted earnings per common share				0.58	0.54

Pro forma Operations Analysis

For the year ended December 31, 2004 and the nine months ended September 30,2005

Revenues were  Y64,059,750 for the year ended December 31, 2004, and the cost of revenues was Y36,754,826, which is 57.37% of the revenues.

The  operating  expenses  were  Y3,615,988,  which  is  15.26%  of  income  from operations.

Pro forma  interest  expense for December 31, 2004 is Y2, 040,709 and net income is Y20,091,367.

Revenues were  Y69,102,267 for the nine months ended September 30, 2005, and the cost of revenues was Y42,662,286, which is 61.7% of the revenues.

Operating expenses were Y5,709,631 for the nine months ended September 30, 2005, which is 27.54% of income from operations.

Interest  expense for the nine months ended September 30, 2005 is Y2,536,700 and the net income is Y18,637,080

Operations of Onny

For the nine months ended September 30, 2005

Onny had revenues of Y25,035,222  for the nine months ended  September 30, 2005, and cost of revenues of Y15, 717,843, which is 62.78% of the revenues.

Onny had operating  expenses of Y2, 542,841 for the nine months ended  September 30, 2005,  which is 37.53% of income from operations and interest expense of Y1, 243,167 for the nine months  ended  September  30,  2005,  and the net income is Y5,013,636

Results of Operations of Helpson

For the year ended  December 31, 2004 as compared to the year ended December 31, 2003.

Revenues

Revenues  increased to approximately  Y64.06 million for the year ended December 31, 2004 as  compared to  approximately  Y31.15  million for the prior year, an increase of approximately Y32.91 million or 105.65%.

Our  revenues  increased  during  the  period as a result of the  completion  of application  for GMP, which not only increased sale revenues,  but also expanded the production capacity dramatically.

Cost of revenue

Cost of revenue for the year ended  December 31, 2004 was  approximately  Y38.20 million or 60% of revenues as compared to Y15.35  million or 49% of revenues for the prior period.

The  reduction  in gross profit as a percentage  of revenues  resulted  from the fierce price competition in the  pharmaceutical  industry and the administrative notification from the National  Development & Reform  Commission,  requiring all pharmaceutical  companies to reduce the price of certain  anti-infective  drugs, the  price  per unit has been cut down  drastically  in 2004.  As a  result,  an overall decrease in gross profit by 11% of revenues.

Operating Expenses

Operating  expenses  grew to  approximately  Y3.62  million  for the year  ended December 31, 2004 as compared to approximately Y6.14 million for the prior year, a decrease of approximately Y2.53 million or 41%.

The reduction in operating  expenses resulted from the decrease in the provision for bad debts in the amount of Y3.04 million.

Operating Income

Operating  income  totaled  approximately  Y22.24  million  for the  year  ended December 31, 2004 as compared to operating income of approximately Y9.65 million for the year ended  December  31,  2003,  an  increase of  approximately  Y12.59 million or 130.47%.

As a percentage of revenues,  operating  income was 34.7% in 2004 as compared to 31% for the prior year.  The  increase in operating  income as a  percentage  of revenues was 3.7%.

Interest expenses

Finance  costs  increased  to  approximately  Y1.34  million  for the year ended December 31, 2004 as compared to approximately Y0.63 million for the prior year, an increase of approximately Y0.71 million or 114.5%.

We had no  Short-term  notes  payable as of  December  31,  2004 as  compared to approximately  Y3.80 million  Short-term  notes payable as of December 31, 2003. However, we had Y15.00 million in current portion of Long-term notes payable and Y8.00 million in Long-term  notes payable at of December 31, 2004 as compared to approximately  Y15.00 million in long-term  notes payable and no current portion of long-term notes payable as of December 31, 2003.

The increase in interest  bearing debt caused the increase in finance costs. The Funds  obtained  were only used in research and  development.  This R&D fund was appropriated  by the  ministry  of  finance  of  Hainan  Province  China and the ministry of Science and technology of Hainan Province China.

Liquidity and capital  resource of Helpson for the year ended  December 31, 2003 and 2004, and Onny for the four months ended September 30, 2005

The following  table  presents  selected items from the balance sheets of Hainan Helpson as of December  31, 2003 and 2004,  and the balance  sheet of Onny as of September 30, 2005.

	Hainan Helpson December 31		ONNY September 30

	2003	2004	2005
cash and cash equivalents	Y2,768,395	Y5,027,342	Y28,816,278
trade accounts receivable	10,425,289	19,948,709	48,681,466
inventory	14,889,677	23,226,529	38,822,115
current assets	43,608,946	63,085,222	123,922,306
property and equipment, net	43,510,867	41,050,518	20,532,270
total assets	89,130,678	106,010,352	145,454,786
Helpson purchase obligation	--	--	62,688,034
other current liabilities	23,797,716	29,532,564	49,102,634
long-term liabilities	25,250,000	18,250,000	250,000
shareholder's equity	40,082,962	58,227,788	33,414,118

Liquidity and capital  resources of Onny for the four months ended September 30, 2005.

As of September 30, 2005, cash and cash equivalents of Onny is Y28,816,278. Cash used in operating activities was Y93,489 for the four months ended September 30, 2005,  which resulted from trade accounts  receivable  increasing by Y12,330,407 and the other receivables  increasing by Y3,506,939 and the inventory increasing by  Y11,599,887  offset by decreases in advances to suppliers  and  increases to accounts payable.

Cash flows from  investing  activities  for the four months ended  September 30, 2005 was  mainly a result of the net cash  received  in the  purchase  of Hainan Helpson of Y1,068,275.

Liquidity and Capital  Resources of Helpson for the year ended December 31, 2003 and 2004

As of  December  31,  2004 we had cash and cash  equivalents  in the  amount  of approximately  Y5.01  million as compared to  approximately  Y2.75 million as of December  31,  2003.  Cash  used  in  operation   activities  was  approximately Y3.41million  in 2004 as compared to  approximately  Y4.93  million  provided by operating activities in 2003.

The main reason for the decrease in cash provided by operating activities was an increase of trade accounts  receivable in the amount of Y9.52 million in 2004 as compared to the prior year.

We have historically financed our liquidity  requirements mainly from notes from financial  institutions  due within a year. Cash provided by bank was Y8 million in 2004 as  compared  to Y15  million  in 2003.  There was no cash  provided  by shareholders in 2004 as compared to Y16 million in the prior year.

On October 19, 2005, Onny completed a private  offering of its  securities.  The offering  resulted in the issuance of an aggregate of 10,000 shares of preferred stock for gross  offering  proceeds of $5 million,  or an offering price of $500 per share.  Investors in the offering  participated in the exchange  transaction with the Company and received an aggregate of 6,944,611 restricted shares of the Company's common stock, along with attendant  registration  rights. Net proceeds from  the  financing  are  anticipated  to be  used  approximately  as  follows: approximately US$0.6 million for expanding  production  capacity;  approximately US$0.6 million for R & D;  approximately  US$1.4 million for products  promotion and  advertisement;   and  approximately  US$1.2  million  for  working  capital purposes.

BUSINESS

Principal Products and Services

-------------------------------

Helpson's   primary   business  is  the   manufacturing,   marketing   sales  of pharmaceuticals.  Helpson  manufactures  and  markets  products  in three  major categories:  cardiovascular  and  cerebrovascular  medicine,  raw  materials for surface wound, and anti-infection medicine.

The following drugs have attained new medicine certifications:

Buflomedil  Hydrocholoride  tablets,  Buflomedil   Hydrocholoridefor  injection, Buflomedil  frozen powder aricula and raw materials.  This product is a chemical medicine used for the nervous system.

PuSenOK  tablets.  PuSenOK is a new  anti-flu  medicine in the market mixed with pseudoephederine  hydrochloride  with a  non-drowsy  formula  and a  runny  nose suppressant.

In addition to the above new medicines,  Helpson is manufacturing  the following products:

Neurotrophicpeptide  2ml,  5ml, and 10ml:  This  product is a  biopharmaceutical medicine intended for the nervous system.  Its effect is to provide nutrition to the neural system and fight nerve system  diseases.  The product is administered by injection.

Haizhu oral liquid:  This product is a Chinese herbal medicine.  It is available in fluid form to be taken orally.

Andrographolide  tablet:  This  product  is a Chinese  herbal  medicine  that is intended for use as an anti-infectant.  The product has low bacteria  resistance and is suitable for long-term use. It is available in tablet form.

Clarithromycin  capsules  and  granules:  This  product is a  chemical  medicine intended  to be  used  as  an  anti-infectant.  The  product  is  an  antibiotic specifically  used for the  effective  curing of  Helicobacter.  The  product is available in capsule and granule forms.

Roxithromycin:  This  product  is  a  chemical  medicine  that  is  used  as  an anti-infectant.  The product has germ- and virus-resistant characteristics,  but is also a troche type of Roxithromycin  that makes it more attractive for use by patients with deglutition problems. It is administered through tablets.

Thymopetidum  Injection:  This product is used to strengthen  the immune system. Its function is to increase the immunity of human cells.  It is  administered by injection.

At present, Helpson is manufacturing a total of 15 drugs listed in the following chart, including three that have received new drug certifications.  In addition, there are 21 drugs being  reviewed by SFDA and eight drugs  undergoing  research and  development.  Among them, two new drugs have gained the important  national new product certificate.

1.        Buflomedil Hydrocholoride tablets.

2.        Buflomedil Hydrocholoride for injection

3.        Buflomedil Hydrocholoride frozen powder aricula

4.        Buflomedil Hydrocholoride raw materials

5.        PuSenOK tablets

6.        Neurotrophicpeptide 2ml

7.        Neurotrophicpeptide 5ml

8.        Neurotrophicpeptide 10ml

9.        Haizhu Oral Liquid

10.       Andrographolide tablet

11.       Thymopetidum Injection

12.       Clarithromycin capsules

13.       Clarithromycin granules

14.       Cefaclor dispersible tablets

15.       Roxithromycin dispersible tablets

Due to the  nature  of the  biotechnology  and  pharmaceutical  industries,  the Company  continually  strives  to change  its  product  portfolio  to respond to changes in market demand.  Helpson traditionally focused on R&D and marketing of cardiovascular  and  cerebrovascular  medicine  medicines.   Recently,   Helpson launched PuSenOK, an anti-flu medicine in the market mixed with pseudoephederine hydrochloride  that  has a  non-drowsy  formula  and a runny  nose  suppressant. Helpson's  PuSenOK  has  passed  clinical  experiments  and  entered  the  trial production stage, and awarded the new medicine certificate.

Helpson also plans to expand its  biotechnology  product series.  Based upon the foundation  established  by Helpson's  Neurotrophicpeptide,  Helpson will launch several additional biological medicines, including brain peptide injections, and injected Hepatocyte Growth-promoting Factors.

Helpson adjusts the delivery system and marketing for each of its products based on the product's target patient group. Maintaining a variety of delivery systems (e.g.  tablet,  injection,  powder,  etc) targeted for different groups enhances Helpson's  competitive  position  in the  market.  Helpson's  present  types  of delivery include covered tablet, capsule, troche, oral fluid, injection,  frozen powder, acicula, and germfree powder acicula.

Principal Markets

-----------------

The principal markets of Helpson lie within China. China has the world's largest population of nearly 1.3 billion people.  The  pharmaceutical  industry accounts for      approximately     3%     of     China's     annual     GDP     (Source: http://www.chinability.com/2004%20economic%20performance.htm).  In  2004,  PRC's pharmaceutical  industry  realized sales of RMB347.6 billion (US$42 billion) and net profits of RMB30.64 billion (US$3.7 billion);  a 17.44% increase in realized sales  and   11.74%   increase   in  net   profits   from  the   previous   year (Source:http://www.chinapharm.com.cn). According to a Chinese government report, China's  pharmaceutical sales in 2005 are expected to be approximately RMB 376.6 billion  (US$  45.5  billion),  growing  17% from  the  previous  year  (Source: http://www.biotech.org.cn/news/news/show.php  ?id=21470).  It is estimated  that China's  pharmaceutical  industry will  maintain at least a 12%-15%  growth rate through the year 2010(Source: http://www.511511. com/A1/200501/A1000003917200501 04093750375.shtml).

The predicted  growth is based upon the relaxation of trade  barriers  following China's accession to the World Trade Organization,  advances in China's economy, and China's large, aging population.

Detailed Market Sectors

-----------------------

Reepitheliazation/Wound  rehabilitation medications:  These products belong to a new and advanced  classification of drugs used to speed the  rehabilitation of a wide variety of wounds ranging from lacerations and burns to injuries  sustained during  childbirth  and  surgery.   Cardiovascular  &  Cerebrovascular   Disease medications:  Cardiovascular & cerebrovascular diseases have become increasingly common and have a serious  impact on people's  health.  The SFDA  estimated  the market  share in 2003 of these  two  medicines  in the PRC to be  14.36%  of the US$5.1 billion (RMB42.2 billion) market. (Source: http://www.specc.com.cn/hydt/ ShowHydt.aspx?id=121 )

Over-the-Counter Cold & Flu medicines: In 2003, the OTC medicine market capacity in the PRC was  approximately  US$3.6  billion,  (Source:  http://www.cnm21.com/ xinwen2/ 041028_007.htm)  with  cold & flu medicines  having a  market of RMB2.5 billion (Source: http://www.fx120.net/ypsj/ypsc/scfx/200406101631184449.htm ).

The  sales of such  medicines  make up 8.3% of total  Over-the-Counter  medicine retail sales.

Anti-infection  medicines: In the past few years,  Anti-bacterial medicines have become the best  selling  drugs within the PRC while also  maintaining  a growth rate of 20%. In 2001, the sales reached roughly RMB30 billion (US$3.6  billion); in 2003, the sales reached more than RMB40 billion (US$4.8 billion), achieving a 30% market share.  (Source:  SFDA Prospectus of Zhejiang Jingxin  Pharmaceutical Co., Ltd.).

 Distribution

 ------------

Helpson's products are currently sold in more than 20 provinces,  sovereignties, and autonomous regions. Helpson has 16 sales offices and approximately 250 sales agents in China.

Helpson  uses  a  flat  distribution  channel  system  of  independent  regional distributors. In a typical distribution contract, a distributor will be provided with certain  sales  targets for a particular  period  according to a set retail price. If the distributor completes the sales task within the prescribed period, the agent  distributor  will be given  greater  economic  incentives  and future distribution opportunities.  If the distributor fails to complete the sales task within  the  prescribed  period,  Helpson  will  cancel  its  contract  with the distributor  and sign with  other  competent  distributors.  Helpson  also signs reselling  contracts with franchise drug companies for the  distribution  of its products.  The  franchise  drug  company,  as a reseller,  resells the Company's products to local hospitals,  drug stores,  and other channel  distributors.  In addition,  Helpson  sells its  products  directly to  hospitals  and retail drug stores.

Industry Background and Competition

The  pharmaceutical  industry  accounts  for  approximately  3% of China's  GDP. (Source: http://blog.fh21.com.cn/post/65/106). The industry's primary categories include chemical medicine,  traditional Chinese medicinal material,  traditional Chinese   medicinal  film,   prepared  Chinese  herbal  medicine,   antibiotics, biological  products,   biological  medicine,   radioactive  medicine,   medical appliances,  sanitation materials,  pharmaceutical machinery, medical packaging, and trading.

The pharmaceutical  industry in China is fragmented with many drug manufacturers According  to the  SFDA-reported  statistics,  in July of 2004,  there were 5071 manufacturing   pharmaceutical  companies  (not  including  companies  producing traditional  Chinese  medicinal  film,  medical  oxygen,   reagent  of  in-vitro diagnosis  or  supplementary  materials).  The total  market share of the top 10 biggest companies was about 42%, compared to 66% in the US. (Source: SFDA(pound) Prospectus of Zhejiang Jingxin Pharmaceutical Co., Ltd.)

Competition  in the  pharmaceutical  industry is reduced by barriers to entry. A company  wishing  to enter the  industry  must  comply  with the  standards  and regulations set forth by the government.  In the PRC, SFDA is the authority that monitors  and  supervises  the  administration  of the  pharmaceutical  industry including   pharmaceutical   products,   medical   appliances,   and  equipment. Pharmaceutical   manufacturing   enterprises   must   obtain  a   Pharmaceutical Manufacturing   Enterprise   Permit   issued  by  the  relevant   pharmaceutical administrative  authorities  and relevant  health  departments at the provincial level where the enterprise is located.  Furthermore, all pharmaceutical products produced in the PRC, with the exception of Chinese  herbal  medicines in soluble form, must bear a registered  number  approved by the  appropriate  governmental authorities  in  the  PRC.   Lastly,   in  accordance   with  the  World  Health Organization,   the  PRC  now  requires   compliance   with  GMP   standards  in pharmaceutical  production  in order  to  minimize  the  risks  involved  in any pharmaceutical  production  that  cannot be  eliminated  through  testing  final products.  As the regulatory  approval  process becomes more stringent,  it also increases the barriers to entering the market.

Due to the  variety  of  consumer  demands  within  the  pharmaceutical  market, pharmaceutical  companies  have  relatively  dispersed  product  lines.  We have identified,  however,  two  primary  strategies  we must  adopt in order to stay competitive.  In expanding market share of common traditional  medicine, we must take advantage of 1) our large  manufacturing  scale and reasonable cost control mechanisms, and 2) our strong sales network.

Description of Property

-----------------------

Helpson owns a factory with a floor area of 663.94 square meters  located at the East Wing, 6/F, 5 Jianshe Road, Jinpan Industrial Development Zone, Haikou.

Helpson also owns the land use rights to another 31,050 square meters located at plot C09-2,  Hainan  Bonded Zone,  Haikou.  Helpson built a factory with a floor area of approximately 7,300 square meters on this parcel.

In  addition,  Helpson  entered  into a  lease  agreement  with  Hainan  Zhongfu Going-abroad  Personnel Service Center  ("Zhongfu"),  under which Helpson rented the offices  located at 2/F,  Jiahai  Building owned by Zhongfu as its principal executive offices.  The term of the lease is 10 years, from November 21, 2000 to November  20,  2010.  The rent from  November  21, 2000 to November  20, 2005 is RMB3,600 per month.  The rent from November 21, 2005 to November 20, 2010 may be adjusted within 5% of the original rent.

Intellectual Property

---------------------

Helpson owns 10 registered  trademarks and logos used in connection with western medicine,   raw  material   medicine,   Chinese  herbal  medicine  and  medicine injections,  which are: Funalin, Fukexing, Helspon, Beisha, Shiduotai, Xinuo and HPS logo and  three  other  logos;  one logo  used in  connection  with  bathing cosmetics,  shampoo, hair stimulating shampoo,  facials, nail polish, cosmetics, perfume,  perfume essence oils, skin care toner, and cosmetics cleansers;  and 1 registered  trademark,  Helpson,  and one logo,  used in connection with medical appliances and equipment, surgical implants, surgical implanted artificial eyes, surgical  artificial  crystalline lens, surgical artificial skin, and artificialeyes.  In  addition,  Helpson is applying for  registration  of nine other trade marks used in connection with western medicine,  raw material medicine,  Chinese herbal medicine and medicine injections.

Helpson  owns  the  intellectual  property  rights  of its  genetic  engineering technology for rh-CNTF and rh-aFGA,  and fungi form  engineering  and production techniques.

Employees

---------

The Company  currently has 105 regular  employees.  Helpson is also aided by the efforts of a 250 member outside sales and marketing team.

Government Regulation

---------------------

The following is a summary of the principal  governmental  laws and  regulations that are or may be applicable to  pharmaceutical  manufacturing  companies  like Helpson in China.  The scope and enforcement of many of the laws and regulations described  below  are  uncertain.  We  cannot  predict  the  effect  of  further developments  in the Chinese legal system,  including  the  promulgation  of new laws, changes to existing laws, or the interpretation or enforcement of laws.

The major pieces of legislation  regarding the  pharmaceutical  industry include the Law of Drug Administration of the PRC, effective as of December 1, 2001, its Implementing   Regulations   effective  as  of  September  15,  2002,   and  the Administrative Measures of Drug Registration effective as of May 1, 2005.

Production Licenses

In  the  PRC,  SFDA  is  the  authority   that  monitors  and   supervises   the administration of the pharmaceutical industry including  pharmaceutical products and  medical  appliances  and  equipment.   Any   pharmaceutical   manufacturing enterprise must obtain a Pharmaceutical  Manufacturing  Enterprise Permit issued by the relevant  pharmaceutical  administrative  authorities and relevant public health departments at the provincial level where the enterprise is located.

Registration of Pharmaceutical Products

All pharmaceutical  products that are produced in the PRC must bear a registered number  approved by the SFDA in the PRC, with the exception of Chinese herbs and Chinese herbal medicines in soluble form. The medicine manufacturing enterprises must obtain the medicine registration number before manufacturing any medicine.

GMP

The World  Health  Organization  encourages  the  adoption of GMP  standards  in pharmaceutical  production  in order  to  minimize  the  risks  involved  in any pharmaceutical  production  that  cannot be  eliminated  through  testing  final products.  In 1998,  the  Ministry  of  Health of the PRC  started  to issue GMP standards  for the  pharmaceutical  manufacturing  enterprises  in the PRC.  Any pharmaceutical  manufacturing  enterprise  must comply with GMP standards by the end of June 30th,  2004.  The  process  of GMP  authorization  requires  about 3 months.

Examination and Approval of New Medicines

New  medicines  generally  refer to those that have not yet been marketed in the PRC. Marketed medicines  changing the type or application  method, or adding new therapeutic functions shall also be treated as new medicines.

According to the Administrative  Measures of Drug Registration,  the approval of new medicine shall undergo the following procedures:

The  applicant  shall first carry out clinical  trials,  which  consists of four phases.

Upon completion of the clinical  trial,  the applicant shall submit the Medicine Registration  Application Form, clinical trial materials and other supplementary materials  to  the  provincial  medicine  administration   authority  where  the applicant is located.  In the meantime,  the applicant  submits raw materials of the medicine to the China Medicine and Biological Products Examination Institute (the "Institute").

The  provincial  medicine  administration  authority  will conduct a preliminary examination of the application. If it decides to accept the application, it will conduct an on-site  examination  of the  application  and draw  sample  products

within  five  days  of  accepting  the  application.   The  provincial  medicine administration  authority will then send the samples to the medicine  inspection institute for inspection,  which shall submit its inspection  report to the SFDA with a copy to the provincial medicine administration authority.

The provincial  medicine  administration  authority will submit its  examination opinion,  examination  report and application  materials to the SFDA, which will perform a comprehensive  examination of the  application.  If the SFDA deems the application complete,  it will issue the Medicine  Registration  Certificate and New Medicine  Certificate  to the  applicant.  If the applicant  already holds a Medicine  Manufacturing  Permit,  the SFDA will issue the Medicine  Registration Number at the same time.

Legal Proceedings

-----------------

We have no pending legal  proceedings.  From time to time, we may be involved in various claims,  lawsuits,  disputes with third parties,  and actions  involving allegations of breach of contract or product liability actions incidental to the normal business operations.

MANAGEMENT

The  following  table sets forth the names of all of our current  directors  and executive  officers to be  appointed.  The  directors  will serve until the next annual  meeting of the  stockholders  or until their  successors  are elected or appointed  and  qualified.   Executive   officers  will  serve  at  the  board's discretion.

Name and Address	Age	Position
Heung Mei TSUI	48	Director
Zhilin LI	48	President and Chief Executive Officer
Xinhua WU	38	Chief Financial Officer
Jian YANG	45	Secretary

Ms. Heung Mei TSUI. Ms. TSUI is director of the Company since October 20, 2005. She  is a  self-employed  business  woman  engaged  in the  re-export  business, including chemical products trade and  electromechanical  products trade. She is also the Toyota automobile's agent in Hainan province.  She graduated from Huhan Financial & Economic College in 1982.

Ms.  Zhilin LI: Ms. Li is President and Chief  Executive  Officer of the Company since October 20, 2005. she is a founder of Helpson,  and has served as chairman and CEO of Helpson  since 1993.  Ms. Li was  formerly  the  president  of Haikou Bio-engineering  institute,  and the vice president of the Sichuan  Institute of Biology . She graduated from Sichuan  University,  where she majored in biology, and later became an instructor.

Mr.  Xinhua WU: Mr. Wu is Chief  Financial  Officer of the Company since October 20, 2005. He has acted as CFO of Helpson since his hiring in 1999. Mr. Wu served as CFO and assistant to the CEO at Hainan Guobang Enterprises Inc., where he was employed from 1992 to 1999.  Mr. Wu graduated  from the University of Wales with an MBA degree and Jiangxi Financial college with a Bachelor of Science degree in Finance.

Ms. Jian YANG:  Ms. Yang is Secretary of the Company since October 20, 2005. She is a founder and director of Helpson.  Ms. Yang was a technician  at the Sichuan Institute  of  Biology  in  1990  and  vice  president  of  Haikou   Biomedicine Enginerring  Co.,  Ltd.  in 1991 Ms. Yang  earned her MBA at the  University  of Wales, England.

Board Composition and Committees

The board of directors is currently composed solely of Heung Mei Tsui. All board actions  require the approval of a majority of the  directors in attendance at a meeting at which a quorum is present.

We currently have no committees of Audit, Compensation, or any other committees; therefore, the board will act in the capacity of the absent committees.

Disclosure  of  Commission   Position  of  Indemnification  for  Securities  and Liabilities

Our Amended and Restated Certificate of Incorporation,  with certain exceptions, eliminates  any  personal  liability  of  directors  or  officers  to us or  our stockholders for monetary damages for the breach of such person's fiduciary duty to the extent  permitted by law. We have also adopted  by-laws which provide for indemnification  to the full extent  permitted  under the law which includes all liability,  damages,  costs,  or expenses  arising  from or in  connection  with service for,  employment by, or other  affiliation with us to the maximum extent and under all circumstances permitted by law.

There are presently no material  pending  legal  proceeding to which a director, officer, or employee of ours is a party. There is no pending litigation or legal proceeding involving one of our directors,  officers,  employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened  litigation that may result in claims for  indemnification  by any director, officer, employee or other agent.

To  the  extent   provisions  of  our  Amended  and  Restated   Certificate   of Incorporation  provide for  indemnification of directors for liabilities arising under the  Securities  Act or the Exchange  Act,  those  provisions  are, in the opinion of the  Securities  and Exchange  Commission,  against public policy and therefore are unenforceable.

Code of Ethics

We do not  yet  have a code  of  ethics.  Due to the  recent  completion  of the Reorganization  with Onny,  the board of  directors  has decided to postpone the adoption of a code of ethics  until we are able to focus our  business  plan and develop a greater infrastructure.  Once we have adopted a Code of Ethics, a copy may be obtained by sending a written request to our corporate Secretary.

DIRECTOR AND EXECUTIVE COMPENSATION

No cash  compensation was paid to our director for services as a director during the fiscal year ended June 30, 2005. We have no standard arrangement pursuant to which our board of directors is compensated for their services in their capacity as  directors.  The board of directors  may award  special  remuneration  to any director  undertaking  any special  services on behalf of our Company other than those services ordinarily required of a director.  All authorized  out-of-pocket expenses  incurred by a director on our behalf will be subject to  reimbursement upon our receipt of required supporting  document of such expenses.  No director received  and/or  accrued  any  compensation  for his  services  as a  director, including committee participation and/or special assignments.

The following table provides  compensation  information for the period indicated with respect to the person who served as our  President for the years ended June 30, 2005, 2004 and 2003, and all other of our executive officers receiving total salary and bonus in excess of  $100,000  during the years  ended June 30,  2005, 2004 and 2003 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation	Restricted Stock Awards ($)	Securities Under-lying Options/SARSs (#)	LTIP Payouts ($)	All Other Compensation ($)
(1) Keith P. Boyd CEO, CFO & President	2005 2004 2003	0 0 36,000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
(1) Tim Halter President, CAO and Secretary	2005	0	0	0	0	0	0	0

 (1) Our  management  did not spend any  material  time  working  since we had no material  business.  Accordingly,  we did not compensate any officer or director during this time period.

STOCK OPTION GRANTS AND EXERCISES

We currently have no option, retirement, pension, or profit sharing programs for the  benefit of the  directors,  officers or other  employees,  but the board of directors may recommend adoption of one or more such programs in the future.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Ms.  Zhilin Li, Mr.  Xinhua Wu and Ms.  Jian Yang  receive no  compensation  for acting as  officers  of the  Company.  However,  Ms.  Zhilin Li entered  into an Employment  Agreement  with Helpson,  which  provides that Ms. Li is employed by Helpson to perform executive management. The term of her employment is from July 1, 2005 to June 30,  2010.  Her annual  salary is  RMB800,000  or  approximately $100,000.  Mr.  Xinhua Wu was employed by Helpson to act as its CFO. The term of his  employment  is from July 1, 2005 to June 30,  2010.  His  annual  salary is RMB500,000 or  approximately  $62,500.  Ms. Jian Yang was employed by Helpson to act as its Deputy  General  Manager.  The term of her employment is from July 1, 2005 to June 30, 2010. Her annual salary is RMB500,000 or approximately $62,500.

RELATIONSHIPS AND RELATED TRANSACTIONS

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain  information  known to us with respect to the beneficial  ownership of our common stock as of October 19, 2005 and (i) all persons who are known to us to be  beneficial  owners of five percent or more of the common stock,  (ii) each of our Directors,  and (iii) all current  Directors and executive officers as a group.

NAME AND ADDRESS OF             SHARES BENEFICIALLY OWNED       % OF CLASS OWNED

BENEFICIAL OWNER (1)

Heung Mei TSUI (2)

20,555,329

  68.5

(1)      Unless otherwise stated, the address of all persons in the table is c/o

         Unit 8, D  Area,  Office  Hall,  Haikou  Bonded  Zone,  Haikou,  Hainan

         Province, China.

(2)      Upon the effectiveness of an amendment to the Company's  Certificate of

         Incorporation  to increase its common capital stock,  the Company shall issue to  Heung  Mei  Tsui,  the  principal  stockholder  of  Onny,  an additional  4,723,056 shares of Post Closing Shares.  Upon the issuance of the Post Closing  Shares,  Ms. Tsui will hold  25,278,385  shares or approximately  72.8% of the issued and outstanding common capital stock of the Company.  Ms. Heung Mei Tsui has also agreed to escrow 6,944,611 shares of common stock for the participants in Onny's private placement and 277,785 shares for HFG International, Limited .

Beneficial  ownership  is  determined  in  accordance  with  the  rules  of  the Securities and Exchange  Commission and includes voting or investment power with respect to the securities.  Unless otherwise indicated,  the address for each of the individuals listed in the table is care of Hainan Helpson Bio-Pharmaceutical Co. Ltd,  Unit 8, D Area,  Office  Hall,  Haikou  Bonded  Zone,  Haikou,  Hainan Province, China.

Unless otherwise indicated by footnote, the persons named in the table have sole voting  and sole  investment  power with  respect to all shares of common  stock shown as beneficially  owned by them,  subject to applicable  community property laws.  Percentage of beneficial  ownership is based on 30,000,000  shares of our common stock outstanding as of October 19, 2005.

SELLING SECURITY HOLDERS

We have prepared  this  prospectus  to allow the selling  stockholders  or their pledgees,  donees,  transferees or other  successors in interest,  to sell up to 8,819,656  shares of our common  stock.  All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

2005 Private Placements

On May 11, 2005,  we sold to Halter  Financial  Group,  Inc.  ("HFG")  1,875,045 shares of restricted common stock at a purchase price of $0.1066641 per share in a private  placement,  pursuant to the terms of a Stock Purchase  Agreement (the "Purchase  Agreement")  executed by the parties on said date. As a result of the purchase,  HFG became our controlling  shareholder,  owning approximately 75% of our issued and  outstanding  shares of common stock..  This issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising.  On October 4, 2005, Halter Financial Group  transferred  1,828,170 shares to Halter  Financial  Investments,  L.P.,  an affiliated  entity,  and an aggregate of 46,875 shares to members of its advisory board.

Prior to the  closing of the  Exchange  Transaction,  Onny  completed  a private placement of its  convertible  preferred stock to 46 accredited  investors.  The offering raised gross proceeds of $5,000,000. Prior to the Exchange Transaction, participants in the offering  exchanged their preferred  shares for an aggregate of 10,000 shares of Onny's common  capital stock.  Participants  in the offering then  participated  in the  Exchange  Transaction,  and the shares of our common stock that they received therein are included in the  registration  statement of which this prospectus is a part..

The  following  table sets forth the names of the selling  stockholders  and for each selling stockholder the number of shares of common stock beneficially owned as of December 19, 2005,  and the number of shares being  registered.  Except as otherwise   indicated  in  the  footnotes  to  the  below  table,  each  selling stockholder  acquired its  securities  in the  Company's  private  placements of securities  completed on October 19, 2005.  Furthermore,  except as set forth in the footnotes below, none of the selling  stockholders has held a position as an officer or  director  of the  company,  nor has any  selling  stockholder  had a material relationship of any kind with the company. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being  registered to permit  public  secondary  trading of the shares and each  selling  stockholder  may offer all or part of the shares owned for resale  from time to time.  A selling  stockholder  is under no  obligation, however,  to sell any shares immediately  pursuant to this prospectus,  nor is a selling  stockholder  obligated  to sell all or any portion of the shares at any time.  Therefore,  no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling  stockholders upon termination of the offering made hereby.  We will file a supplement to this  prospectus to name successors to any named  selling  stockholders  who are able to use this  prospectus to resell the securities registered hereby.

Selling Stockholder	Shares of Common Stock Owned	Percent of Class	Shares of Common Stock to be Registered	Percentage of Common Stock owned after Completion of Offering
Halter Financial Investments, L.P.	890,647	2.97	890,647	0
Halter Financial Group, Inc.	937,523	3.12	937,523	0
James R. Sasser*	9,375	0.03	9,375	0
Liu Hongru*	9,375	0.03	9,375	0
Pieter P. Bottelier*	9,375	0.03	9,375	0
James W. McDowell *	9,375	0.03	9,375	0
Gary C. Evans	703,836	2.35	703,836	0
Liu Hainan*	41,668	0.14	41,668	0
Nie Xinyong*	208,338	0.69	208,338	0
Jiao Xueqian*	13,889	0.05	13,889	0
Ma Fengdi*	69,446	0.23	69,446	0
Yang Wei*	27,778	0.09	27,778	0
Peng Yuguo*	13,889	0.05	13,889	0
He Shengping*	69,446	0.23	69,446	0
Baslow Technology Limited*	69,446	0.23	69,446	0
Huang Xueming*	34,723	0.12	34,723	0
Wu Xiaowei*	13,889	0.05	13,889	0
Li Zhi*	41,668	0.14	41,668	0
Wang Guimin*	41,668	0.14	41,668	0
Yu Li*	13,889	0.05	13,889	0
Qiu Kun*	13,889	0.05	13,889	0
Wang Xinlu*	69,446	0.23	69,446	0
Dai Xianshu*	41,668	0.14	41,668	0
Long Yuqi*	41,668	0.14	41,668	0
Jin Shuzhi*	27,778	0.09	27,778	0
Clear View Investment Fund, LP*	41,668	0.14	41,668	0
Zhou Huaizu*	13,889	0.05	13,889	0
Liang Yinwen*	20,835	0.07	20,835	0
Guo Zhiying*	125,003	0.42	125,003	0
Zheng Min*	41,668	0.14	41,668	0
Cui Heming*	55,558	0.19	55,558	0
Yang Yonggang*	55,558	0.19	55,558	0
Zhang Jianye*	27,778	0.09	27,778	0
Shang Liying*	13,889	0.05	13,889	0
Chang Yundong*	27,778	0.09	27,778	0
Han Yi*	13,889	0.05	13,889	0
Qian Cheng*	41,668	0.14	41,668	0
Zhou Lin*	69,446	0.23	69,446	0
Zhao Kai*	27,778	0.09	27,778	0
Wang Tianan*	13,889	0.05	13,889	0
Lv Ping*	6,945	0.02	6,945	0
Mu Chuanquan*	6,945	0.02	6,945	0

Tang Zhixiong*	13,889	0.05	13,889	0
Ma Yong	416,677	1.39	416,677	0
SICAV Placeuro-global	277,784	0.93	277,784	0
ChinaFund*
Gu Liping*	277,784	0.93	277,784	0
Shao Jianmin	569,458	1.90	569,458	0
Zhao Jingzhen*	138,892	0.46	138,892	0
Dou Qilv*	138,892	0.46	138,892	0
Bob Wu*	41,668	0.14	41,668	0
Pinncale China Fund, LP	2,777,844	9.26	2,777,844	0
Danny Conwill*	138,892	0.46	138,892	0
Total	8,819,656	29.4	8,819,656	0

*Denotes less than 1% of the outstanding shares of common stock.

DESCRIPTION OF SECURITIES

The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our certificate of incorporation and our bylaws are limited solely to descriptions of the material terms of our securities, articles of incorporation and bylaws. Our Amended and Restated Certificate of Incorporation and bylaws have been filed with the SEC as exhibits to this registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.001 per share, all of which are issued and outstanding. Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities. Upon liquidation, dissolution, or winding up of us, and after payment of creditors and preferred stockholders, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued, and non-assessable.

Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of the common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the board of directors.

ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW AND OUR ARTICLES OF

INCORPORATION AND BYLAWS

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, this statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our Company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.

Shares Eligible for Future Sale

-------------------------------

On October 19, 2005, 30,000,000 shares of our common stock were outstanding. Of the outstanding shares, 502,391 shares of common stock are immediately eligible for sale in the public market without restriction or further registration under the Securities Act. All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rules 144, 144(k), or 701 promulgated under the Securities Act or another exemption from registration.

In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of affecting a sale under Rule 144 commences on the date of transfer from the affiliate. As of October 19, 2005, approximately 97,624 of our outstanding restricted shares were eligible for sale under Rule 144.

There has been very limited trading volume in our common stock to date. Sales of substantial amounts of our common stock under Rule 144, this prospectus, or otherwise, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75234 and its telephone number is 469.633.0100.

PLAN OF DISTRIBUTION

We are registering a total of 8,819,656 shares of our common stock that are being offered by the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests in the common stock. We will pay the costs and fees of registering the common shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock. We will not receive the proceeds from the sale of the shares by the selling stockholders.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

-	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
-	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
-	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
-	An exchange distribution in accordance with the rules of the applicable exchange;
-	Privately negotiated transactions;
-	Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
-	A combination of any such methods of sale; and
-	Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledges, or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders under this prospectus.

LEGAL MATTERS

The validity of the registration for the resale of common stock will be passed upon for us by King & Wood LLP.

EXPERTS

The balance sheet of Onny as of May 31, 2005, and the related statement of operations, stockholder's equity, and cash flows for the period from January 12, 2005 (date of inception) through May 31, 2005, balance sheets of Helpson as of December 31, 2003 and 2004, and the related statements of operations, stockholders' equity, and cash flows for the years then ended, and the balance sheet of TS Electronics, Inc. as of June 30, 2005, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended, have been included in the registration on Form SB-2/A, of which this prospectus forms a part, in reliance on the report of Hansen, Barnett & Maxwell, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

The balance sheet of TS Electronics, Inc. as of June 30, 2004 and the related statements of operations, stockholders' deficit and cash flows for the year then ended included in this prospectus have been so included in reliance on the report of Evans, Gaither & Associates PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

None.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2/A under the Securities Act in connection with the offering of the common stock by the selling stockholders. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

TS ELECTRONICS, INC.

TS ELECTRONICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On June 16, 2005, Onny Investment Limited ("Onny") acquired all of the outstanding common shares of Hainan Helpson Medical Biotechnology Co., Ltd ("Helpson"), a privately held Chinese joint venture, in exchange for common stock dividends payable to the Helpson shareholders of (Y)34,076,800 and for non-interest bearing promissory notes totaling  (Y)28,000,000  payable on September 16, 2005. The acquisition of Helpson was recognized as a business combination.

On October 19, 2005, Onny issued 10,000 preferred shares in exchange for (Y)35,692,406 in cash, net of offering costs and estimated registration costs, and on that same date, those preferred shares were converted into 10,000 Onny common shares. Also on October 19, 2005, Onny was reorganized as a wholly-owned subsidiary of TS Electronics, Inc. The reorganization was accomplished by the original Onny common shareholder exchanging her 29,700 Onny common shares for 20,555,329 common shares of TS Electronics, Inc. and for the commitment by TS Electronics, Inc. to issue the original Onny common shareholder 4,723,056 common shares following an amendment of the TS Electronics,  Inc. articles of incorporation increasing the number of common shares authorized to 100,000,000 shares. In addition, the prior Onny preferred shareholders exchanged their 10,000 Onny common shares for 6,944,611 common shares of TS Electronics, Inc.

The accompanying unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2005 and for the year ended December 31, 2004 have been prepared to present the effects of the acquisition of Helpson and the issuance of the TS Electronics, Inc. common shares to the prior Onny preferred shareholders as though those transactions had occurred on January 1, 2005 and 2004, respectively.

The unaudited pro forma financial information is only illustrative of the effects of these transactions and does not necessarily reflect the results of operations that would have resulted had the transactions actually occurred on January 1, 2005 and 2004. In addition, the pro forma financial information is not necessarily indicative of the results that may be expected for the year ending December 31, 2005, or any other period.

TS ELECTRONICS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

	Onny	Hainan Helpson	TS Electronics	Pro Forma Adjustments	Pro Forma
	Chinese Yuan (Renminbi)						U.S. Dollars
Revenues	Y25,035,222	Y44,067,045	Y --	Y --		Y69,102,267	$ 8,539,578
Cost of revenues	15,717,843	27,667,087	--	(722,644)	(C)	42,662,286	5,272,156
Gross profit	9,317,379	16,399,958	--	722,644		26,439,981	3,267,422
Operating expenses
Selling expenses	385,085	318,065	--	--		703,150	86,894
Stock-based compensation	--	--	14,018,140	(14,018,140)	(A)	--	--
General and administrative	2,157,756	2,848,725	997,898	(997,898)	(A)	5,006,481	618,695
TOTAL OPERATING EXPENSES	2,542,841	3,166,790	15,016,038	(15,016,038)		5,709,631	705,589
Income (loss) from operations	6,774,538	13,233,168	(15,016,038)	15,738,682		20,730,350	2,561,833
Non-operating income (expense)
Interest income	2,154	3,278	--	--		5,432	671
Interest expense	(1,243,167)	(593,533)	--	(700,000)	(B)	(2,536,700)	(313,482)
Other income	--	1,786,412	--	--		1,786,412	220,763
Non-operating income(expense)	(1,241,013)	1,196,157	--	(700,000)		(744,856)	(92,048)
Income before taxes	5,533,525	14,429,325	(15,016,038)	15,038,682		19,985,494	2,469,785
Income tax expense	(519,889)	(774,327)	--	(54,198)	(D)	(1,348,414)	(166,635)
Net income(loss)	Y5,013,636	Y13,654,998	Y(15,016,038)	Y14,984,484		Y18,637,080	$2,303,150
Basic and diluted earnings per share						Y0.54	$0.07

Weighted-average common shares outstanding						Y34,723,056	34,723,056

TS ELECTRONICS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

	Onny	Hainan Helpson	TS Electronics	Pro Forma Adjustments		Pro Forma
		Chinese Yuan (Renminbi)					U.S. Dollars

Revenues	Y --	Y64,059,750	Y132,076	Y(132,076)	(D)	Y64,059,750	$7,739,957
Cost of revenues		38,200,114	148,778	(148,778)	(D)
	--			(1,445,288)	(G)	36,754,826	4,440,866
Gross profit	--	25,859,636	(16,702)	16,702		27,304,924	3,299,091
Operating expenses
Selling expenses	--	661,333	--	--		661,333	79,905
General and administrative	--	2,954,655	484,523	(484,523)		2,954,655	356,993
Total operating expenses	--	3,615,988	484,523	(484,523)		3,615,988	436,898
Income from operations	--	22,243,648	(501,255)	501,225		23,688,936	2,862,193
Non-operating income (expense)
Interest income	--	14,506	--	--		14,506	1,753
Interest expense	--	(1,340,709)	--	(700,000)	(E)	(2,040,709)	(246,567)
Other income (expense)	--	57,262	20,691	(20,691)	(D)	57,262	6,919
Non-operating (expense)	--	(1,268,941)	20,691	(720,691)		(1,968,941)	(237,895)
Income before taxes	--	20,974,707	(480,534)	(219,466)		21,719,995	2,624,298
Income tax expense	--	(1,629,881)	--	1,253	(H)	(1,628,628)	(196,777)
Net income	Y --	Y19,344,826	Y(480,534)	Y(218,213)		Y20,091,367	$2,427,521
Basic and diluted earnings per share						Y0.58	$0.07

Weighted-average common shares outstanding						34,723,056	34,723,056

TS ELECTRONICS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

A	Elimination of the prior operations of TS Electronics, Inc.

B	Amortization of the discount on the notes payable to former Helpson shareholders. The amortization of the discount is not expected to be a recurring expense to the Company.

C	Decrease in depreciation expense from the property and equipment acquired and decrease in amortization expense from the intangible assets acquired in the Helpson acquisition.

D

To adjust income taxes for the effects of the pro forma adjustments to the statements of operations. Also to increase in income tax expense related to the non-deductible amortization expense from the discount on the short-term notes payable. The expense is not deductible against the income earned in The People's Republic of China.

See the accompanying notes to unaudited pro forma condensed consolidated financial information.

[LETTERHEAD OF HANSEN, BARNETT & MAXWELL]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders Onny Investment Limited

We have audited the accompanying consolidated balance sheet of Onny Investment Limited and subsidiary, a development stage enterprise, as of May 31, 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from January 12, 2005 (date of inception) through May 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Onny Investment Limited and subsidiary, a development stage enterprise, as of May 31, 2005 and the results of their operations and their cash flows for the period from January 12, 2005 (date of inception) through May 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

August 1, 2005, except for the fourth paragraph of Note 8

 and Note 10, as to which the date is October 19, 2005

ONNY INVESTMENT LIMITED AND SUBSIDIARY

BALANCE SHEETS

Chinese Yuan (Renminbi)      U.S. Dollars

	May 31, 2005		September 30, 2005		September 30, 2005
			(Unaudited)		(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	Y	8	Y	28,816,278	$3,561,082
Trade accounts receivables, less allowance for doubtful accounts of (Y)11,585,939 (unaudited)		--		48,681,466	6,015,999
Other non-trade receivables, less allowance for doubtful accounts of (Y)910,800 (unaudited)		--		7,274,964	899,032
Advances to suppliers		--		397,483	49,120
Inventory		--		38,822,115	4,797,592
Total current assets		8		123,992,306	15,322,826
Non-current assets
Property and equipment, net		--		20,532,270	2,537,354
Intangible assets, net		--		504,158	62,303
Deferred tax assets		--		426,052	52,651
Total non-current assets		--		21,462,480	2,652,308
Total assets	Y	8		Y145,454,786	$17,975,134
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	Y	--	Y	17,521,905	$2,165,337
Accrued expenses		--		486,426	60,112
Taxes payable		--		1,898,829	234,655
Other accounts payable		--		2,929,802	362,062
Advances from customers		--		2,375,880	293,609
Dividends payable		--		34,688,034	4,286,707
Accounts payable - related party		--		889,792	109,959
Short-term notes payable		--		28,000,000	3,460,208
Current portion of long-term note payable		--		23,000,000	2,842,313
Total current liabilities		--		111,790,668	13,814,961
Long-term liabilities
Research and development commitment		--		250,000	30,895
Total long-term liabilities		--		250,000	30,895
Shareholders' equity
Common shares - (Y)0.008 par value; 100,000,000 shares authorized; 85,112 shares and 27,778,445 shares (unaudited) issued and outstanding		704		229,908	28,412
Additional paid-in capital		(696)		28,170,574	3,481,287
Retained earnings		--		5,013,636	619,579
Total shareholders' equity		8		33,414,118	4,129,278
Total liabilities and shareholders' equity	Y	8	Y	145,454,786	$17,975,134

See accompanying notes to the financial statements.

ONNY INVESTMENT LIMITED AND SUBSIDIARY

STATEMENTS OF OPERATIONS

	Chinese Yuan (Renminbi)				U.S. Dollars
	From January 12, 2005 (Date of Inception) through May 31, 2005		For the Four Months Ended September 30, 2005		For the Four Months Ended September 30, 2005
				(Unaudited)	(Unaudited)
Revenues	Y	--	Y	25,035,222	$3,093,824
Cost of revenues		--		15,717,843	1,942,393
Gross profit		--		9,317,379	1,151,431
Operating expenses
Selling expenses		--		385,085	47,588
General and administrative		--		2,157,756	266,653
Total operating expenses		--		2,542,841	314,241
Income from operations		--		6,774,538	837,190
Non-operating income (expenses)
Interest income		--		2,154	266
Interest expense		--		(1,243,167)	(153,629)
Non-operating income (expenses)		--		(1,241,013)	(153,363)
Income before taxes		--		5,533,525	683,827
Income tax expense		--		519,889	64,247
Net income	Y	--	Y	5,013,636	$619,579
Basic and diluted earnings per common share	Y	--	Y	0.53	$0.07

Weighted-average common shares outstanding		30,004		9,377,713	9,377,713

ONNY INVESTMENT LIMITED AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

FOR THE PERIOD FROM JANUARY 12, 2005 (DATE OF INCEPTION) THROUGH MAY 31, 2005

AND FOR THE FOUR MONTHS ENDED SEPTEMBER 30, 2005 (UNAUDITED)

	Chinese Yuan (Renminbi)
	Common Stock			Additional Paid-in Capital		Retained Earnings		Total Stockholders’ Equity
	Shares	Amount
Balance - January 12, 2005 (Date of Inception)	--	Y	--	Y	--	Y	--	Y	--
Issuance for cash, April 12, 2005	85,112		704		(696)		--		8
Balance - May 31, 2005	85,112		704		(696)		--		8
Issuance for cash, August 16, 2005	25,193,273		208,512		28,228,983		--		28,437,495
Issuance in exchange for the liabilities of TS Electronics, Inc. (unaudited)	2,500,060		20,692		(57,713)		--		(37,021)
Net income (unaudited)	--		--		--		5,013,636		5,013,636
Balance - September 30, 2005 (Unaudited)	27,778,445	Y	229,908	Y	28,170,574	Y	5,013,636	Y	33,414,118

See accompanying notes to the financial statements.

ONNY INVESTMENT LIMITED AND SUBSIDIARY

STATEMENTS OF CASH FLOWS

ONNY INVESTMENT LIMITED AND SUBSIDIARY

STATEMENTS OF CASH FLOWS

	Chinese Yuan (Renminbi)				U.S. Dollars
	From January 12, 2005 (Date of Inception) through May 31,2005		For the Four Months Ended September 30, 2005		For the Four Months Ended September 30, 2005
			(Unaudited)		(Unaudited)
Cash flows from operating activities
Net income	Y	--	Y	5,013,636	$619,579
Depreciation and amortization		--		629,887	77,841
Accretion of discount on notes payable		--		700,000	86,505
Deferred income taxes		--		(102,935)	(12,721)
Changes in assets and liabilities:
Accounts receivable		--		(12,330,407)	(1,523,777)
Other receivable		--		(3,506,939)	(433,383)
Advances to suppliers		--		9,291,099	1,148,183
Inventory		--		(11,599,887)	(1,433,501)
Accounts payable		--		13,960,147	1,725,179
Other accounts payable		--		(3,843,802)	(475,013)
Accounts payable-related parties		--		889,792	109,959
Accrued expenses		--		452,436	55,912
Advances from customers		--		120,834	14,933
Accrued taxes payable		--		232,650	28,751
Net cash used in operating activities		--		(93,489)	(11,553)
Cash Flows from Investing Activities
Collection on note receivable		--		91,728	11,336
Net cash received in purchase of Hainan		--		1,068,275	132,016
Purchases of property and equipment		--		(118,115)	(14,597)
Net cash provided by investing activities		--		1,041,888	128,755
Cash Flows from Financing Activities
Payment of dividend payable		--		(532,603)	(65,818)
Proceeds from issuance of common shares		8		28,400,474	3,509,698
Net cash provided by financing activities		8		27,867,871	3,443,879
Net increase in cash		8		28,816,270	3,561,081
Cash and cash equivalents at beginning of period		--		8	1
Cash and cash equivalents at end of period	Y	8	Y	28,816,278	$3,561,082

See accompanying notes to the financial statements.

ONNY INVESTMENT LIMITED AND SUBSIDIARY

Notes to the Consolidated Financial Statements

(Information with Respect to September 30, 2005 and for the Four Months Ended

September 30, 2005 is Unaudited)

(Information in United States Dollars is Unaudited)

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization - Onny Investment Limited ("Onny") was incorporated in the British Virgin Islands on January 12, 2005. Through June 15, 2005, Onny was a development stage enterprise with no development stage activities except for the acquisition of Helpson, as discussed below. Upon the acquisition of Hainan Helpson Medical Biotechnology Co., Ltd ("Helpson") and its operations, Onny emerged from the development stage.

On April 12, 2005, Onny issued 100 shares of common stock to Tsui Hueng Mei ("Ms. Tsui") in exchange for (Y)8 in cash. Ms. Tsui also elected herself as Onny's sole director. On August 16, 2005, Ms. Tsui made a capital investment in Onny of (Y)28,437,495 in cash in exchange for the issuance of 29,600 common shares.

On June 16, 2005, the Company acquired all the outstanding shares of Helpson. See Note 2.

On October 19, 2005, Onny was reorganized as a wholly-owned subsidiary of TS Electronics, Inc. The reorganization was accomplished by the original Onny common shareholder exchanging her 29,700 Onny common shares for 20,555,329 common shares of TS Electronics, Inc. and for the commitment by TS Electronics, Inc. to issue the original Onny common shareholder 4,723,056 common shares following an amendment of the TS Electronics, Inc. articles of incorporation increasing the number of common shares authorized to 100,000,000 shares, which was on an 851-for-1 exchange ratio. The reorganization was further accomplished by the prior Onny preferred shareholders exchanging their 10,000 Onny common shares for 6,944,611 common shares of TS Electronics, Inc. which exchange was on a 694-for-1 exchange ratio.

The reorganization was recognized as a stock split of the common stock of Onny and the effective issuance by Onny of the 2,500,060 shares of common stock of TS Electronics, Inc. that remained outstanding in exchange for the assumption of (Y)37,021 of liabilities. The reverse acquisition of TS Electronics, Inc. was accounted for as a nonmonetary  exchange and has been included in the accompanying consolidated financial statements as though the transaction between Onny and TS Electronics, Inc. had occurred on September 30, 2005.

Consolidation and Basis of Presentation - The accompanying consolidated financial statements include the accounts and operations of Onny from the date of its inception on January 12, 2005, the accounts and operations of Helpson from the date of its acquisition on June 16, 2005, and the accounts and operations of TS Electronics, Inc. from September 30, 2005. The accompanying consolidated financial statements have been restated on a retroactive basis for the effects of the stock split resulting from the reorganization of Onny into TS Electronics, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The Company's  functional  currency is the Chinese Yuan  (Renminbi) and the accompanying  financial  statements  have been expressed in Chinese Yuan (Renminbi). The financial statements as of and for the period ended September 30, 2005 have been translated into United States dollars solely for the convenience of the reader and are unaudited. Solely for this purpose, the financial statements have been translated into U.S. dollars at the rate of (Y)8.092 = US $1.00, the approximate exchange rate prevailing on September 30, 2005. The translated United States dollar amounts should not be construed as representing Chinese Yuan amounts or that the Yuan amounts have been or could be converted into United States dollars.

ONNY INVESTMENT LIMITED AND SUBSIDIARY

Notes to the Consolidated Financial Statements

(Information with Respect to September 30, 2005 and for the Four Months Ended

September 30, 2005 is Unaudited)

(Information in United States Dollars is Unaudited)

Nature of Operations - Helpson manufactures and markets several Western and Chinese medicines sold mainly to hospitals and private sellers in PRC, through its marketing department in Hainan Province and from nine sales representative offices in other provinces and cities. Helpson's other operating activities include biochemical products, health products, and cosmetics.

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Values of Financial Instruments --Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the carrying amounts of notes payable approximate fair value because of either the immediate or short-term maturity of these financial instruments or because the underlying instruments are at interest rates which approximate current market rates.

Cash and cash equivalents - Cash and cash equivalents include interest bearing and non-interest bearing bank deposits, money market accounts, and short-term certificates of deposit with original maturities of three months or less.

Trade receivables and allowance for doubtful accounts - Trade receivables are carried at original invoiced amounts less an allowance for doubtful accounts.

The Company presents trade receivables net of allowances for doubtful accounts, to ensure trade receivables are not overstated due to uncollectibility. The allowances are calculated based on detailed review of certain individual customer accounts and an estimation of the overall economic conditions affecting the Company's customer base. The Company reviews a customer's credit history before extending credit. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Provision is made against accounts receivable to the extent they are considered unlikely to be collected. It is common practice in China for receivables to extend beyond one year.  Included in trade receivables is approximately (Y)1,780,000 that occurred more than one year from September 30, 2005, but is estimated to still be collectable.

Inventory - Inventories are stated at weighted average costing. The method of determining inventory costs is used consistently from year to year. Allowance for inventory obsolescence is provided in situation when its market values are lower than its costs at the year end valuation.

Valuation of Long-lived Assets - The carrying values of the Company's long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, the Company would project undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections were to indicate that the carrying value of the long-lived asset will not be recovered, the carrying value is reduced by the estimated excess of the carrying value over the projected discounted cash flows.

ONNY INVESTMENT LIMITED AND SUBSIDIARY

Notes to the Consolidated Financial Statements

(Information with Respect to September 30, 2005 and for the Four Months Ended

September 30, 2005 is Unaudited)

(Information in United States Dollars is Unaudited)

Property and Equipment - Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Gains or losses on sales or retirements are included in the statements of operations in the period of disposition, determined by reference to their carrying amounts.

Intangible Assets - Acquisition costs on patents, trademarks,  licenses, techniques, formulas and other intangibles are capitalized and amortized using the straight-line method over their useful lives. For those intangible assets, such as patents, with legal protection over a period, their useful life is the protected period. Others that do not have legal protection periods, are amortized generally over 5 to 10 years. The Company does not capitalize internally generated intangible assets.

Intangible assets are techniques for medicines. Amortization on intangible assets was (Y)41,372 for the period from January 12, 2005 through September 30, 2005.

Advances to Suppliers and Advances from Customers - The Company, as is the common practice in the PRC, will often pay advanced payments to suppliers for materials and receive from customers advances for finished products. As of September 30, 2005, the advances to suppliers were (Y)397,483 and the advances from customers were (Y)2,375,880, respectively.

Revenue Recognition - The Company recognizes revenue when it is realized and earned. The Company considers revenue realized or realizable and earned when (1) it has persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Delivery does not occur until products have been shipped to the client, risk of loss has transferred to the client and client acceptance has been obtained, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

Cost of Revenues - Cost of revenues include wages, materials, handling charges, and other expenses associated with the manufacture and delivery of product.  Research and Development - Research and development expenditures are recorded as expenses in the period in which they occur.

Retirement Benefit Plans - The Company  contributes to various employee retirement benefit plans organized by provincial governments under which it is required to make monthly contributions to these plans at rates prescribed by the related provincial governments. The provincial governments undertake to assume the retirement benefit obligations of all existing and future retired employees of the Company. Contributions to these plans are charged to expense as incurred.

Advertising Costs - Advertising costs are expensed when incurred.

Basic and Diluted Earnings per Common Share - Basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per common share are calculated to give effect to potentially issuable dilutive common shares. There were no potential common shares outstanding at September 30, 2005.

ONNY INVESTMENT LIMITED AND SUBSIDIARY

Notes to the Consolidated Financial Statements

(Information with Respect to September 30, 2005 and for the Four Months Ended

September 30, 2005 is Unaudited)

(Information in United States Dollars is Unaudited)

Credit risk - The carrying amounts of accounts receivable included in the balance sheets represent the Company's exposure to credit risk in relation to its financial assets. No other financial assets carry a significant exposure to credit risk.

The Company performs ongoing credit evaluations of each customer's financial condition. It maintains allowances for doubtful accounts and such allowances in the aggregate have not exceeded management's estimations.

Interest rate risk - The Company is exposed to the risk arising from changing interest rates, which may affect the ability of repayment of existing debts and viability of securing future debt instruments within the PRC.

Recently Enacted Accounting Standards - In November 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 151, Inventory Costs--An Amendment of ARB No. 43, Chapter 4 ("SFAS 151"). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and re-handling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by the Company beginning on January 1, 2006.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"), which revises SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123R also supersedes APB 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. In general, the accounting required by SFAS 123R is similar to that of SFAS No. 123. However, SFAS No. 123 gave companies a choice to either recognize the fair value of stock options in their income statements or disclose the pro forma income statement effect of the fair value of stock options in the notes to the financial statements. SFAS 123R eliminates that choice and requires the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, be recognized in the income statement, generally over the option vesting period. SFAS 123R must be adopted no later than July 1, 2005. Early adoption is permitted.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets--An Amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions ("SFAS 153"). SFAS 153 eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Non-monetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a non-monetary exchange have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

The adoption of these pronouncements is not expected to have a material effect on the Company's financial position or results of operations.

ONNY INVESTMENT LIMITED AND SUBSIDIARY

Notes to the Consolidated Financial Statements

(Information with Respect to September 30, 2005 and for the Four Months Ended

September 30, 2005 is Unaudited)

(Information in United States Dollars is Unaudited)

NOTE 2. ACQUISITION OF HELPSON (UNAUDITED)

On May 25, 2005, the Company entered into an agreement with the shareholders of Hainan Helpson Medical Biotechnology Co., Ltd ("Helpson"), a privately held Chinese joint venture, in which the Company agreed to acquire and the shareholders of Helpson agreed to sell all of the outstanding common shares of Helpson to the Company in exchange for the assumption of obligations to make cash payments to the Helpson shareholders in the form of common stock dividends from Helpson of (Y)34,076,800, the assumption of (Y)38,115,843 of other liabilities and the issuance of non-interest bearing promissory notes totaling (Y)28,000,000 payable three months after Helpson obtains a business license in the People's Republic of China as a wholly foreign owned entity. Helpson obtained such license on June 16, 2005 and the shares of Helpson were transferred to the Company on that date. June 16, 2005 was recognized as the date of the acquisition. The promissory notes are due September 16, 2005.

Helpson manufactures and markets several Western and Chinese medicines sold mainly to hospitals and private sellers in the Peoples Republic of China, through its marketing department in Hainan Province and from nine sales representative offices in other provinces and cities. Helpson's other operating activities include biochemical products, health products, and cosmetics.  Since Helpson is an operating company and control of Helpson changed upon the closing of the acquisition agreement, Onny is the accounting acquirer and has recognized the acquisition of Helpson as a business combination in accordance with  Statements of Financial  Accounting  Standards  No. 141,  Business Combinations. On April 25, 2005, Helpson declared a dividend to the selling shareholders of (Y)34,076,800, which equaled Helpson's retained earnings at March 31, 2005 less deferred income tax assets of (Y)713,565 that are not considered part of distributable profits under Chinese law. The fair value of the net assets of Helpson was determined by appraisal and exceeded the cost of the net assets acquired. That excess was allocated as a pro rata reduction of the amounts that otherwise would have been assigned to the non-current assets acquired.

At June 16, 2005, the purchase price was allocated to the assets acquired and liabilities assumed as follows:

Current assets	Y	78,513,015
Property and equipment		20,964,041
Intangible assets		584,158
Total assets acquired		100,061,214
Current liabilities		64,511,214
Long-term liabilities		8,250,000
Total liabilities assumed		72,761,214
Net assets acquired	Y	27,300,000

Intangible assets consist of registered  patents,  trademarks,  licenses, techniques and formulas related to several Western and Chinese medicines, biochemical products, health products, and cosmetics. These intangible assets have a weighted-average useful life of approximately 5 years.

The following unaudited pro forma information is presented to reflect the operations of the Company and Helpson on a combined basis as if the acquisition of Helpson had been completed as of January 1, 2004 and 2005, respectively. The unaudited pro forma information is only illustrative of the effects of the acquisition and does not necessarily reflect the results of operations that would have resulted had the acquisition actually occurred on those dates.

ONNY INVESTMENT LIMITED AND SUBSIDIARY

Notes to the Consolidated Financial Statements

(Information with Respect to September 30, 2005 and for the Four Months Ended

September 30, 2005 is Unaudited)

(Information in United States Dollars is Unaudited)

	For the Year Ended December 31, 2004		For the Six Months Ended September 30, 2005
	(Unaudited)		(Unaudited)
Revenue	Y	64,059,750	Y	69,102,267
Net income		20,091,367		18,637,080
Basic and diluted earnings per common share		0.58		0.54

Pro forma net income for both the year ended December 31, 2004 and for the nine months ended September 30, 2005 include nonrecurring interest expense of (Y)700,000 resulting from the amortization of the discount on the (Y)28,000,000 promissory notes payable to the former Helpson shareholders, which discount was computed based upon an imputed interest rate of 10% per annum.

The reorganization of Onny into TS Electronics, Inc. was recognized as a stock split of the common stock of Onny and the effective acquisition of TS Electronics, Inc. through the issuance by Onny of the 2,500,060 shares of common stock of TS Electronics, Inc. that remained outstanding in exchange for the assumption of (Y)37,021 of liabilities. The acquisition of TS Electronics, Inc. was recognized as a non-monetary exchange.

NOTE 3 - INVENTORY

Inventory consisted of the following at September 30, 2005:

Raw materials	Y	33,901,357
Work in progress		1,163,392
Finished goods		3,772,075
Provision for obsolescence		(14,709)
Total Inventory	Y	38,822,115

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at September 30, 2005:

ONNY INVESTMENT LIMITED AND SUBSIDIARY

Notes to the Consolidated Financial Statements

(Information with Respect to September 30, 2005 and for the Four Months Ended

September 30, 2005 is Unaudited)

(Information in United States Dollars is Unaudited)

Permit of land use	Y	2,816,679
Building		9,067,566
Plant, machinery and equipment		9,029,542
Motor vehicle		115,405
Office equipment		91,592
Total		21,120,784
Less: Accumulated depreciation		(588,514)
Property, plant and equipment, net	Y	20,532,270

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which were as follows in years:

Assets	Life
Permit of land use	40 - 70
Building	20 - 35
Plant, machinery and equipment	10
Motor vehicle	5 - 10
Office equipment	5

Depreciation expense was (Y)588,514 for the period from January 12, 2005 through September 30, 2005.

NOTE 5 - INTANGIBLE ASSETS

Intangible assets represent the costs on patents, trademarks,  licenses, techniques and formulas. Intangible assets have a weighted-average useful life of approximately 5 years. The estimated aggregate amortization expense for the remainder of the period ending December 31, 2005 and the succeeding four years is as follows:

2005	Y	41,372
2006		41,936
2007		41,936
2008		27,826
2009		24,638

NOTE 6 - INCOME TAXES

The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any tax credit carry forwards available. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ONNY INVESTMENT LIMITED AND SUBSIDIARY

Notes to the Consolidated Financial Statements

(Information with Respect to September 30, 2005 and for the Four Months Ended

September 30, 2005 is Unaudited)

(Information in United States Dollars is Unaudited)

The provision for income taxes consisted only of current taxes payable of (Y)519,889. The Company is not subject to any income taxes in the United States. Income tax expense differed from the amounts computed by applying the enterprise income tax rate of 7.5% to pretax income as a result of the following for the four months ended September 30, 2005:

Tax at statutory rate (7.5%)	Y	342,035
Nondeductible expenses		177,854
Provision for income taxes	Y	519,889

At September 30, 2005, net deferred tax assets consisted of the following:

Allowances for doubtful accounts receivable	Y	936,644
Property and equipment		1,385,901
Intangible assets		35,017
Total deferred tax assets		2,357,562
Less: Valuation allowance		1,931,510
Net deferred tax assets	Y	426,052

The Company has also incurred various other taxes, primarily comprised of business tax, value-added tax, urban construction tax, education surcharges and etc. Any unpaid amounts are reflected on the balance sheets as other taxes payable.

NOTE 7 - NOTES PAYABLE

Notes payable consisted of the following at September 30, 2005:

Note payable to a bank, bearing interest at 6.6%, secured by equipment, building and land use rights, due in August 2005	Y	15,000,000
Note payable to a bank, bearing interest at 6.6%, secured by equipment, building and land use rights, due in March 2006		8,000,000
Note payable to former Hainan Helpson shareholders, noninterest bearing, secured by the capital stock of Hainan Helpson, due September 16, 2005, net of 593,478 unamortized discount, discount is based on imputed interest rate of 10%		28,000,000
Total notes payable		51,000,000
Less: Current portion		(51,000,000)
Long-term notes payable	Y	--

Annual maturities of notes payable for the remainder of the period ending December 31, 2005 and thereafter are as follows:

ONNY INVESTMENT LIMITED AND SUBSIDIARY

Notes to the Consolidated Financial Statements

(Information with Respect to September 30, 2005 and for the Four Months Ended

September 30, 2005 is Unaudited)

(Information in United States Dollars is Unaudited)

2005	Y	43,000,000
2006		8,000,000

NOTE 8. STOCKHOLDERS' EQUITY

On July 6, 2005, the  shareholder of Onny amended Onny's  articles of incorporation increasing the number of authorized common shares to 4,000,000, reducing the par value of the common shares to (Y)0.08 per share and authorizing 100 preferred shares with a par value of (Y)825. On August 18, 2005, prior to the reorganization with TS Electronics, Inc., the articles of incorporation of Onny, were amended changing the authorized capital of Onny to 40,000 common shares, (Y)827.65 (US$100) par value, and 10,000 preferred shares, (Y)827.65 (US$100) par value.

The Onny preferred shareholders were entitled to receive dividends prior to common shareholders at a rate of (Y)0.64 per annum for each preferred share. Following the payment of preferred dividends, the preferred shareholders were entitled to participate equally with common shareholders in dividends. The preferred dividends were non-cumulative. The preferred shares were convertible into common shares on a one-for-one basis any time after the date of issuance, at the option of the holder.

As described in Note 1, the reorganization of Onny into TS Electronics, Inc. was recognized as a stock split of the Onny common shares previously outstanding. The number of common shares issued and outstanding have been restated in the accompanying consolidated financial statements on a retroactive basis for the effects of the stock split.

On August 16, 2005, the Onny shareholder made a capital investment in Onny of (Y)28,437,495 in cash in exchange for the issuance of 25,193,273 common shares (29,600 pre-split common shares).

The accompanying financial statements reflect the effective issuance by Onny of the 2,500,060 shares of common stock of TS Electronics, Inc. that remained outstanding in exchange for the assumption of (Y)37,021 of liabilities as though the issuance had occurred on September 30, 2005.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Economic environment - Significantly all of the Company's operations are conducted in The People's Republic of China, the Company is subject to special considerations and significant risks not typically associated with companies operating in the United States of America. These risks include, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in The People's Republic of China and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

In addition, all of the Company's revenue is denominated in The People's Republic of China's currency of the Chinese Yuan (Renminbi), which must be converted into other currencies before remittance out of China. Both the conversion of Yuan into foreign currencies and the remittance of foreign currencies abroad require approval of the Chinese government.

ONNY INVESTMENT LIMITED AND SUBSIDIARY

Notes to the Consolidated Financial Statements

(Information with Respect to September 30, 2005 and for the Four Months Ended

September 30, 2005 is Unaudited)

(Information in United States Dollars is Unaudited)

NOTE 10. SUBSEQUENT EVENTS

On October 19, 2005, Onny issued 10,000 preferred shares in exchange for (Y)35,692,406 in cash, net of (Y)5,690,094 of offering costs and estimated registration costs, and on that same date, those preferred shares were converted into 6,944,611 common shares (10,000 pre-split common shares).

On October 19, 2005, Onny was reorganized as a wholly-owned subsidiary of TS Electronics, Inc. The reorganization was accomplished by the original Onny common shareholder exchanging her 29,700 Onny common shares for 20,555,329 common shares of TS Electronics, Inc. and for the commitment by TS Electronics, Inc. to issue the original Onny shareholder 4,723,056 common shares following an amendment of the TS Electronics, Inc. articles of incorporation increasing the number of common shares authorized to 100,000,000 shares. In addition, the prior Onny preferred shareholders exchanged their 10,000 Onny common shares for 6,944,611 common shares of TS Electronics, Inc.

On November 4, 2005 the Company made payments to satisfy in full the notes payable to the former Helpson shareholders in the amount of (Y)28,000,000 (unaudited).

[LETTERHEAD OF HANSEN, BARNETT & MAXWELL]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders

Hainan Helpson Medicine & Biotechnique Co., Ltd.

We have audited the accompanying balance sheets of Hainan Helpson Medicine & Biotechnique Co., Ltd. as of December 31, 2003 and 2004, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hainan Helpson Medicine & Biotechnique Co., Ltd. as of December 31, 2003 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

June 4, 2005

HAINAN HELPSON MEDICINE & BIOTECHNIQUE Co., Ltd.

BALANCE SHEETS

	Chinese Yuan (Renminbi)						U.S. Dollars
	December 31,				March 31		December 31,	March 31,
		2003		2004	2005		2004	2005
Current assets					(Unaudited)		(Unaudited)	(Unaudited)
Cash and cash equivalents	Y	2,768,395	Y	5,027,342	Y	238,450	$607,424	$28,810
Trade accounts receivables, less allowance for doubtful accounts of 8,115,881, 8,611,547, 8,611,547 (unaudited) $1,040,482 (unaudited), and $1,040,482 (unaudited), respectively		10,425,289		19,948,709		25,047,836	2,410,282	3,026,380
Other non-trade receivables, less allowance for doubtful accounts of 707,119 , 910,800 , 910,800 (unaudited), $110,047 (unaudited), and $110,047 (unaudited), respectively		5,216,693		7,563,904		7,309,331	913,901	883,143
Advances to suppliers		7,814,575		6,616,135		15,668,789	799,388	1,893,166
Notes receivable		619,317		170,000		30,000	20,540	3,625
Inventory, less provision for obsolescence of 14,709, 14,709, 14,709 (unaudited), $1,777 (unaudited), and $1,777 (unaudited), respectively		14,889,677		23,226,529		26,251,668	2,806,323	3,171,832
Accounts receivable - related parties		1,875,000		532,603		532,603	64,351	64,351
Total current assets		43,608,946		63,085,222		75,078,677	7,622,209	9,071,307
Non-current assets
Property and equipment, net of accumulated depreciation of 5,247,911 and 5,607,021, 6,306,908 (unaudited), $677,463 (unaudited), and $762,026 (unaudited), respectively		43,510,867		41,050,518		40,534,431	4,959,889	4,897,533
Intangible assets, net of accumulated amortization of 1,493,952 and 1,871,579 1,942,829 (unaudited), $226,132 (unaudited), and $234,740 (unaudited), respectively		1,356,048		1,161,047		1,089,797	140,282	131,674
Deferred tax asset		654,817		713,565		713,565	86,216	86,216
Total non-current assets		45,521,732		42,925,130		42,337,793	5,186,387	5,115,423
Total assets		Y89,130,678	Y	106,010,352	Y	117,416,470	$12,808,596	$14,186,730

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable		Y7,694,571	Y	2,237,476	Y	3,411,700	$270,341	$412,215
Accrued expenses		95,221		80,874		4,861	9,772	587
Taxes payable		897,899		3,229,483		3,022,253	390,199	365,161
Other accounts payable		7,651,839		4,317,858		5,015,070	521,701	605,941
Advances from customers		2,357,672		2,140,307		3,087,397	258,600	373,032
Dividend payable		220,274		1,420,274		1,643,836	171,603	198,615
Accounts payable - related party		1,080,240		1,106,292		1,209,792	133,667	146,172
Short-term notes payable		3,800,000		--		--	--	--
Current portion of long-term note payable		--		15,000,000		15,000,000	1,812,360	1,812,360
Total current liabilities		23,797,716		29,532,564		32,394,909	3,568,243	3,914,083
Long-term liability

Long-term note payable		15,000,000		8,000,000		8,000,000	966,592	966,592
Research and development commitment		250,000		250,000		250,000	30,206	30,206
Convertible mandatory redeemable preferred stock, 1.00 ($0.12) par value; 5,000,000, 5,000,000 and 0 shares authorized, issued and outstanding		10,000,000		10,000,000		--	1,208,240	--
Total long-term liabilities		25,250,000		18,250,000		8,250,000	2,205,038	996,798
Total liabilities		49,047,716		47,782,564		40,644,909	5,773,281	4,910,881
Shareholders' equity Common shares, 1.00 ($0.12) par value; 23,000,000, 23,000,000, 28,000,000 shares authorized, issued and outstanding		23,000,000		23,000,000		28,000,000	2,778,952	3,383,073
Additional paid-in capital		3,164,000		3,164,000		8,164,000	382,287	986,407
Statutory reserves		2,924,284		5,817,196		5,817,196	702,857	702,857
Retained earnings		10,994,678		26,246,592		34,790,365	3,171,219	4,203,512
Total shareholders' equity		40,082,962		58,227,788		76,771,561	7,035,315	9,275,849
Total liabilities and shareholders' equity	Y	89,130,678	Y	106,010,352	Y	117,416,470	$12,808,596	$14,186,730

See accompanying notes to the financial statements.

HAINAN HELPSON MEDICINE & BIOTECHNIQUE Co., Ltd.

STATEMENTS OF OPERATIONS

	Chinese Yuan (Renminbi)				U.S. Dollars
	For the years ended December 31,		For the three months ended March 31, 2005	For the period from April 1 to June 15, 2004	For the year ended December 31, 2005	For the three months ended March 31, 2005
	2003	2004
			(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	Y31,149,004	Y64,059,750	Y24,400,868	Y19,666,177	$7,739,957	$2,948,211
Cost of revenues	15,354,998	8,200,114	4,221,864	3,445,223	4,615,491	1,718,343
Gross profit	15,794,006	25,859,636	10,179,004	6,220,954	3,124,466	1,229,868
Operating expenses
Selling expenses	479,979	661,333	164,448	153,616	79,905	19,869
General and administrative	5,661,976	2,954,655	622,443	2,226,281	356,993	75,206
Total operating expenses	6,141,955	3,615,988	786,891	2,379,897	436,898	95,075
Income from operations	9,652,051	22,243,648	9,392,113	3,841,057	2,687,568	1,134,793
Non-operating income (expense)
Interest income	18,879	14,506	2,139	1,139	1,753	258
Interest expense	(634,336)	(1,340,709)	(332,577)	(260,956)	(161,990)	(40,183)
Other income (expense)	304,688	57,262	(840)	(3,748)	6,919	(101)
Non-operating expense	(310,769)	(1,268,941)	(331,278)	(263,565)	(153,318)	(40,026)
Income before taxes	9,341,282	20,974,707	9,060,835	3,577,492	2,534,250	1,094,767
Income tax expense	(566,919)	(1,629,881)	(293,500)	1,388,972	(196,929)	(35,462)
Net income	8,774,363	19,344,826	8,767,335	4,966,464	2,337,321	1,059,305
Preferred stock dividends	(220,274)	(1,200,000)	(223,562)	--	(144,989)	(27,012)
Net income available
to common shareholders	Y8,554,089	Y18,144,826	Y8,543,773	4,966,464	$2,192,332	$1,032,293

Earnings per common share
Basic	Y0.43	Y0.84	0.36	$0.18	$0.10	$0.04
Diluted	Y0.40	Y0.65	Y0.35	$0.18	$0.08	$0.04

See accompanying notes to the financial statements.

HAINAN HELPSON MEDICINE & BIOTECHNIQUE Co., Ltd.

STATEMENTS OF STOCKHOLDERS' EQUITY

	Chinese Yuan (Renminbi)
	Common Stock		Additional Paid-in Capital	Statutory Reserves	Retained Earnings	Total
	Shares	Amount
Balance as of December 31, 2002	20,000,000	Y20,000,000	Y164,000	Y1,650,116	Y3,714,757	Y25,528,873
Issuance of common stock	3,000,000	3,000,000	3,000,000	--	--	6,000,000
Net income for the year	--	--	--	1,274,168	7,500,195	8,774,363
Preferred stock dividend	--	--	--	--	(220,274)	(220,274)
Balance as of December 31, 2003	23,000,000	23,000,000	3,164,000	2,924,284	10,994,678	40,082,962
Net income for the year	--	--	--	2,892,912	16,451,914	19,344,826
Preferred stock dividend	--	--	--	--	(1,200,000)	(1,200,000)
Balance as of December 31, 2004	23,000,000	23,000,000	3,164,000	5,817,196	26,246,592	58,227,788
Net income for the period	--	--	--	--	8,767,335	8,767,335
Preferred stock dividend	--	--	--	--	(223,562)	(223,562)
Conversion of preferred stock	5,000,000	5,000,000	5,000,000	--	--	10,000,000
Balance as of March 31, 2005	28,000,000	Y28,000,000	Y8,164,000	Y5,817,196	Y34,790,365	Y76,771,561

	U.S. dollars (unaudited)
	Ordinary Stock		Additional Paid-in Capital	Statutory Reserves	Retained Earnings	Total
	Shares	Amount
Balance as of December 31, 2003	23,000,000	$2,778,952	$382,287	$353,324	$1,328,421	$4,842,984
Net profit for the year	--	--	--	349,533	1,987,788	2,337,321
Dividends declared	--	--	--	--	(144,990)	(144,990)
Balance as of December 31, 2004	23,000,000	2,778,952	382,287	702,857	3,171,219	7,035,315
Net profit for the period	--	--	--	--	1,059,305	1,059,305
Dividends declared	--	--	--	--	(27,012)	(27,012)
Conversion of preferred stock	5,000,000	604,121	604,120	--	--	1,208,241
Balance as of March 31, 2005	28,000,000	$3,383,073	$986,407	$702,857	$4,203,512	$9,275,849

See accompanying notes to the financial statements.

HAINAN HELPSON MEDICINE & BIOTECHNIQUE Co., Ltd.

STATEMENTS OF CASH FLOWS

	U.S. Dollars
	For the years ended December 31,		For the three months ended March 31, 2005	For the year ended December 31, 2004	For the three months ended March 31, 2005
	2003	2004
			(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	Y8,774,363	Y19,344,826	Y8,767,335	$2,337,321	$1,059,305
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	1,574,554	3,008,229	771,137	363,466	93,172
Change in assets and liabilities:
Trade accounts receivable	2,506,986	(9,523,420)	(5,099,127)	(1,150,658)	(616,098)
Other receivables	(1,310,302)	(2,347,211)	254,573	(283,599)	30,759
Advances to suppliers	5,820,109	1,198,440	(9,052,654)	144,800	(1,093,778)
Inventories	(8,287,112)	(8,336,852)	(3,025,139)	(1,007,292)	(365,509)
Deferred tax asset	(279,908)	(58,748)	--	(7,098)	--
Accounts payable	5,093,294	(5,457,095)	1,174,224	(659,348)	141,874
Accrued expenses	95,221	(14,347)	(76,013)	(1,733)	(9,184)
Taxes payable	429,249	2,331,584	(207,230)	281,711	(25,038)
Other accounts payable	(8,800,608)	(3,333,981)	697,212	(402,825)	84,240
Advances from customers	(679,110)	(217,365)	947,090	(26,264)	114,431
Net cash provided by (used in) operating activities	4,936,736	(3,405,940)	(4,848,592)	(411,519)	(585,826)
Cash flows from investing activities:
Purchases of property and equipment	(31,042,805)	(170,253)	(183,800)	(20,571)	(22,208)
Purchase of intangible assets	(600,000)	(182,626)	--	(22,066)	--
Change in accounts receivable - related parties	(1,875,000)	1,342,397	--	162,194	--
Change in notes receivable	(619,317)	449,317	140,000	54,288	16,915
Change in accounts payable - related parties	(3,881,068)	26,052	103,500	3,148	12,505
Net cash provided by (used) in investing activities	(38,018,190)	1,464,887	59,700	176,993	7,212
Cash flows from financing activities:
Proceeds received from long-term notes payable	15,000,000	8,000,000	--	966,592	--
Proceeds from short-term loans	5,000,000	--	--	--	--
Principal payment on short-term loans	(1,200,000)	(3,800,000)	--	(459,131)	--
Proceeds from issuance of preferred stock	10,000,000	--	--	--	--
Proceeds from issuance of common stock	6,000,000	--	--	--	--
Net cash provided by financing activities	34,800,000	4,200,000	--	507,461	--
Net increase (decrease) in cash	1,718,546	2,258,947	(4,788,892)	272,935	(578,614)
Cash and cash equivalents at beginning of period	1,049,849	2,768,395	5,027,342	334,489	607,424
Cash and cash equivalents at end of period	Y2,768,395	Y5,027,342	Y238,450	$607,424	$28,810

Supplemental Cash Flow In Formation
Taxes paid	Y715,333	Y712,015	8,979	$86,028	$1,085
Interest paid	627,554	1,317,287	Y362,781	159,160	43,833

Schedule of Noncash Investing and Financing Activities
Preferred dividends declared but not paid	Y220,274	Y1,200,000	223,562	$144,989	$27,012
Convert preferred stock and preferred stock dividends
to common stock	Y--	Y--	Y11,643,836	$--	$1,406,856

See accompanying notes to the financial statements.

HAINAN HELPSON MEDICINE & BIOTECHNIQUE Co., Ltd.

Notes to Financial Statements

December 31, 2003 and 2004

(Information with Respect to March 31, 2005 and for the Three Months

Ended March 31, 2005 is Unaudited)

(Information in United States Dollars is Unaudited.)

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Organization - Hainan Helpson Medicine & Biotechnique Co., Ltd. (the Company),formerly Hainan Fulin International Biomedical Industrial Co., Ltd., was incorporated as a privately foreign and Chinese held joint venture between Haikou Biomedical Engineering Co., Ltd. and Fordisland Development, Ltd. in Hainan Province, People's Republic of China (PRC), on February 25, 1993. Fordisland Development held a 30% interest in the Company and Haikou BiomedicalEngineering held a 70% interest in the Company. In July 1999, the Company changed its name to Hainan Helpson Medicine & Biotechnique Co., Ltd.

In October 2001, Fordisland Development transferred its 30% interest in the Company to Hainan Kaidi Technique Co. Ltd. and the Company changed its organization status to a wholly Chinese owned enterprise. In June 2005, the Company's shareholders sold their interest in the Company to Onny Investment Limited, a British Virgin Islands company, and the Company changed its organization status to a wholly foreign owned enterprise.

Nature of Operations -The Company manufactures and markets several Western and Chinese medicines sold mainly to hospitals and private sellers in PRC, through its marketing department in Hainan Province and from nine sales representative offices in other provinces and cities. The Company's other operating activities include biochemical products, health products, and cosmetics.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Translating Financial Statements - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Yuan (Renminbi) and the accompanying  financial statements have been expressed in Chinese Yuan. The financial statements as of and for the year ended December 31, 2004 and as of and for the three months ended March 31, 2005 have been translated into United States dollars solely for the convenience of the reader and are unaudited. Solely for this purpose, the financial statements have been translated into U.S. dollars at the rate of Y8.2765 = US $1.00, the approximate exchange rate prevailing on December 31, 2004 which remained unchanged as of March 31, 2005. These translated United States dollar amounts should not be construed as representing Chinese Yuan amounts or that the Yuan amounts have been or could be converted into United States dollars.

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Values of Financial Instruments - The carrying amounts reported in the balance sheets for cash and cash equivalents, trade receivables, advances to supplier, notes receivable , accounts receivable-related parties, accounts payable and accrued expenses, taxes payable, other accounts payable, deferred tax assets, short-term debts approximate fair value because of the immediate or short-term maturity of these financial instruments.  The Company had no derivative financial instruments in any of the years presented.

Cash and cash equivalents - Cash and cash equivalents include interest bearing and non-interest bearing bank deposits, money market accounts, and short-term certificates of deposit with original maturities of three months or less.

Trade receivables and allowance for doubtful accounts - Trade receivables are carried at original invoiced amounts less an allowance for doubtful accounts.

HAINAN HELPSON MEDICINE & BIOTECHNIQUE Co., Ltd.

Notes to Financial Statements

December 31, 2003 and 2004

(Information with Respect to March 31, 2005 and for the Three Months

Ended March 31, 2005 is Unaudited)

(Information in United States Dollars is Unaudited.)

The Company presents trade receivable, net of allowances for doubtful accounts, to ensure trade receivable are not overstated due to uncollectibility. The allowances are calculated based on detailed review of certain individual customer accounts and an estimation of the overall economic conditions affecting the Company's customer base. The Company reviews a customer's credit history before extending credit. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Provision is made against accounts receivable to the extent they are considered unlikely to be collected. It is common practice in China for receivables to extend beyond one year. Included in trade receivables is approximately Y5,000 that occurred more than one year from December 31, 2004, but is estimated to still be collectable.

Inventory - Inventories are stated at weighted average costing. The method of determining inventory costs is used consistently from year to year. Allowance for inventory obsolescence is provided in situation when its market values are lower than its costs at the year end valuation.

Valuation of Long-lived Assets - The carrying values of the Company's long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, the Company would project undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections were to indicate that the carrying value of the long-lived asset will not be recovered, the carrying value is reduced by the estimated excess of the carrying value over the projected discounted cash flows. The Company had an appraisal performed as of March 31, 2005 and determined that no impairment had occurred.

Property and Equipment - Gains and losses on disposal of property, plant and equipment are determined by reference to their carrying amounts.

Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Asset	Life
Permit of land use	40 - 70
Building	20 - 35
Plant, machinery and equipment	10
Motor vehicle	5 - 10
Office equipment	5

Maintenance  and repairs are charged to expense as incurred  and major improvements are capitalized. Gains or losses on sales or retirements are included in the  statements of operations in the year of  disposition. Depreciation expense was Y1,439,553,  Y2,630,602 ($317,840), and Y699,887 ($84,563) for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2005, respectively.

Intangible Assets - Acquisition costs on patents, trademarks,  licenses, techniques, formulas and other intangibles are capitalized and amortized using the straight-line method over their useful lives. For those intangible assets, such as patents, with legal protection over a period, their useful life is the protected period. Others that do not have legal protection periods, are amortized generally over 5 to 10 years. The Company does not capitalize internally generated intangible assets.

Intangible assets are techniques for medicines. Amortization on intangible assets was Y135,001, Y377,627 ($45,626) and Y71,250 ($8,609) for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2005, respectively.

HAINAN HELPSON MEDICINE & BIOTECHNIQUE Co., Ltd.

Notes to Financial Statements

December 31, 2003 and 2004

(Information with Respect to March 31, 2005 and for the Three Months

Ended March 31, 2005 is Unaudited)

(Information in United States Dollars is Unaudited.)

Advances to suppliers/ advances from customers - The Company, as is the common practice in the PRC, will often pay advanced payments to suppliers for materials and receive from customers advances for finished products. For the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2005, the advances to suppliers were: Y7,814,575, Y6,616,135 ($799,388) and Y15,668,789 ($1,893,166), respectively and the advances from customers were: Y2,357,672, Y2,140,307 ($258,600) and Y3,087,397 ($373,033), respectively.

Revenue Recognition - The Company recognizes revenue when it is realized and earned. The Company considers revenue realized or realizable and earned when (1) it has persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectibility is reasonably assured. Delivery does not occur until products have been shipped to the client, risk of loss has transferred to the client and client acceptance has been obtained, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

Cost of Revenues - Cost of revenues include wages, materials, handling charges, and other expenses associated with the manufacture and delivery of product.

Research and Development - Research and development expenditures are recorded as expenses at the period they occurred and were Y6,902, Y306,984 ($37,091) and Y689 ($83) for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2005, respectively.

Retirement benefit plans - The Company  contributes to various employee retirement benefit plans organized by provincial governments under which it is required to make monthly contributions to these plans at rates prescribed by the related provincial governments. The provincial governments undertake to assume the retirement benefit obligations of all existing and future retired employees of the Company. Contributions to these plans are charged to expense as incurred.

Advertising Costs - Advertising costs are expensed when incurred. Total advertising expense was Y17,100, Y14,500 ($1,751) and Y3,000 ($362) for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2005, respectively.

Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any tax credit carry forwards available. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company is not subject to any income taxes in the United States. Income tax expense differed from the amounts computed by applying the enterprise income tax rate of 7.5% to pretax income as a result of the following:

	Chinese Yuan (Renminbi)			U.S. Dollars
	December 31,		March 31,	December 31,	March 31,
	2003	2004	2005	2004	2005
Tax calculated at a tax rate of 7.5%	Y846,827	Y1,688,629	Y679,563	$204,027	$82,108
Impairment loss on valuation (net of tax effects)	(279,908)	(58,748)	(386,063)	(7,098)	(46,646)
Income tax provision (benefit)	Y566,919	Y1,629,881	Y293,500	$196,929	$35,462

The Company also incurs various other taxes, primarily comprised of business tax, value-added tax, urban construction tax, education surcharges and etc. Any unpaid amounts are reflected on the balance sheets as other taxes payable.

HAINAN HELPSON MEDICINE & BIOTECHNIQUE Co., Ltd.

Notes to Financial Statements

December 31, 2003 and 2004

(Information with Respect to March 31, 2005 and for the Three Months

Ended March 31, 2005 is Unaudited)

(Information in United States Dollars is Unaudited.)

Net Earnings per Common Share - Basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per common share is computed by dividing net income, adjusted for dividends associated with mandatory redeemable preferred stock, by the weighted-average number of common shares and dilutive potential common share equivalents outstanding. Potential common share equivalents consist of shares issuable upon the conversion of preferred stock.

The following table is a reconciliation of the numerators and denominators used in the  calculation  of basic and diluted  earnings per share and the weighted-average common shares outstanding for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2005:

	U.S. Dollars
	For the years ended December 31,		For the three months ended March 31, 2005	For the year ended December 31, 2004	For the three months ended March 31, 2005
	2003	2004
			(unaudited)	(unaudited)	(unaudited)
Net income available to common shareholders	8,554,089	18,144,826	8,543,773	$2,192,332	$1,032,293
Preferred stock dividend	220,274	1,200,000	223,562	144,989	27,012
Net income	Y8,774,363	Y19,344,826	Y 8,767,335	2,337,321	1,059,305
Basic weighted-average common shares Outstanding	20,550,685	23,000,000	24,544,118	23,000,000	24,544,118
Effect of dilutive securities Convertible Preferred Stock	917,808	5,000,000	--	5,000,000	--
Diluted weighted-average common shares outstanding	21,468,493	28,000,000	24,544,118	28,000,000	24,544,118
Basic earnings per share	Y 0.43	Y 0.84	Y 0.36	$0.10	$0.04
Diluted earnings per share	Y 0.40	Y 0.65	Y 0.35	$0.08	$0.04

From October 25, 2003 through March 10, 2005, there were mandatory redeemable preferred stock potential common share equivalents from convertible preferred stock of 5,000,000 common shares. On March 10, 2005, the Preferred stock was converted to common stock.

Credit risk - The carrying amounts of accounts receivable included in the balance sheets represent the Company's exposure to credit risk in relation to its financial assets. No other financial assets carry a significant exposure to credit risk.

The Company performs ongoing credit evaluations of each customer's financial condition. It maintains allowances for doubtful accounts and such allowances in the aggregate have not exceeded management's estimations.

Interest rate risk - The Company is exposed to the risk arising from changing interest rates, which may affect the ability of repayment of existing debts and viability of securing future debt instruments within the PRC.

Recently Enacted Accounting Standards - In November 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 151, Inventory Costs--An Amendment of ARB No. 43, Chapter 4 ("SFAS 151"). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in

ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by the Company beginning on January 1, 2006.

HAINAN HELPSON MEDICINE & BIOTECHNIQUE Co., Ltd.

Notes to Financial Statements

December 31, 2003 and 2004

(Information with Respect to March 31, 2005 and for the Three Months

Ended March 31, 2005 is Unaudited)

(Information in United States Dollars is Unaudited.)

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"), which revises SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123R also supersedes APB 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. In general, the accounting required by SFAS 123R is similar to that of SFAS No. 123. However, SFAS No. 123 gave companies a choice to either recognize the fair value of stock options in their income statements or disclose the pro forma income statement effect of the fair value of stock options in the notes to the financial statements. SFAS 123R eliminates that choice and requires the fair value of all share-based payments to employees, including the fair value of grants of employee stock options, be recognized in the income statement, generally over the option vesting period. SFAS 123R must be adopted no later than July 1, 2005. Early adoption is permitted.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets--An Amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions ("SFAS 153"). SFAS 153 eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Non-monetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a non-monetary exchange have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

The adoption of these pronouncements is not expected to have a material effect on the Company's financial position or results of operations.

NOTE 3. INVENTORY

Inventory consisted of the following:

	Chinese Yuan (Renminbi)			U.S. Dollars
	For the years ended December 31,		For the three months ended March 31, 2005	For the year ended December 31, 2004	For the three months ended March 31, 2005
	2003	2004
			(Unaudited)	(Unaudited)	(Unaudited)
Raw materials	Y4,817,221	Y13,566,628	Y16,955,038	$1,639,175	$2,048,576
Work in progress	147,088	2,714,904	4,097,491	328,026	495,075
Finished Goods	9,940,077	6,959,706	5,213,848	840,900	629,958
Provision for impairment	(14,709)	(14,709)	(14,709)	(1,777)	(1,777)
Total inventory	Y14,889,677	Y23,226,529	Y26,251,668	$2,806,323	$3,171,832

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Chinese Yuan (Renminbi)			U.S. Dollars
	For the years ended December 31,		For the three months ended March 31, 2005	For the year ended December 31, 2004	For the three months ended March 31, 2005
	2003	2004
			(unaudited)	(unaudited)	(unaudited)
Permit of land use	Y 5,589,000	Y 5,589,000	Y 5,589,000	$675,285	$675,285

Building	19,784,852	19,784,852	19,794,905	2,390,485	2,391,700
Plant, machinery and equipment	22,080,454	22,207,141	22,233,441	2,683,156	2,686,334
Motor vehicle	844,685	844,685	992,132	102,058	119,873
Office equipment	459,787	503,353	503,353	60,817	60,817
Total	48,758,778	48,929,031	49,112,831	5,911,802	5,934,010
Less: Accumulated depreciation	(5,247,911)	(7,878,513)	(8,578,400)	(951,914)	(1,036,477)
Property, plant and equipment, net	Y43,510,867	Y41,050,518	Y 40,534,431	$4,959,889	$4,897,533

HAINAN HELPSON MEDICINE & BIOTECHNIQUE Co., Ltd.

Notes to Financial Statements

December 31, 2003 and 2004

(Information with Respect to March 31, 2005 and for the Three Months

Ended March 31, 2005 is Unaudited)

(Information in United States Dollars is Unaudited.)

NOTE 5. INTANGIBLE ASSETS

Intangible assets represent the costs on patents, trademarks,  licenses, techniques, formulas, etc. Intangible assets have a weighted-average useful life of approximately 2 years. One intangible asset, valued at Y782,626 ($94,560) is not being amortized by the company. Estimated aggregate amortization expense for the succeeding five years ending December 31, is as follows:

	Yuan	U.S. Dollars
2005	91,625	11,071
2006	79,124	9,560
2007	79,124	9,560
2008	52,501	6,343
2009	45,000	5,437
Thereafter	31,047	3,751

NOTE 6. NOTES PAYABLE

The Company received proceeds of Y15,000,000 and Y8,000,000 under the terms of a note payable during 2003 and 2004 respectively. Each note is due in 24 months, and accrues interest at 6.59% per annum.

A summary of notes payable at December 31, 2003, 2004 and March 31, 2005 are as follows:

	Chinese Yuan (Renminbi)
	For the years ended December 31,		For the three months ended March 31, 2005	For the year ended December 31, 2004	For the three months ended March 31, 2005
	2003	2004
Note payable to bank bearing interest at 6.6% secured by equipment, building and land use rights; payable in 24 months	Y15,000,000	Y15,000,000	Y 15,000,000	$1,812,360	$1,812,360
Note payable to bank bearing interest at 6.6% secured by equipment, building and land use rights; payable in 24 months	--	8,000,000	8,000,000	966,592	966,592
Total	Y15,000,000	Y23,000,000	Y 23,000,000	$2,778,952	$2,778,952

Annual maturities of long-term debt as of December 31, 2004 for each of the next five years are as follows:

	Yuan	U.S. Dollars
2005	Y15,000,000	$ 1,812,360
2006	8,000,000	966,592
Thereafter	-	-

Interest accrued on the notes payable equaled Y16,104, Y32,204 ($3,891) and 0 ($0) for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2005, respectively.

NOTE 7. STOCKHOLDERS' EQUITY

Preferred stock - On October 25, 2003, the Company issued 5,000,000 shares of preferred stock. The preferred stock carries a 24% cumulative dividend. After three years from the date of issuance, the preferred shareholder can convert their preferred shares to common shares or have the preferred shares redeemed by

HAINAN HELPSON MEDICINE & BIOTECHNIQUE Co., Ltd.

Notes to Financial Statements

December 31, 2003 and 2004

(Information with Respect to March 31, 2005 and for the Three Months

Ended March 31, 2005 is Unaudited)

(Information in United States Dollars is Unaudited.)

the Company at a price not less than the original value. The Company accrued Y220,274, Y1,200,000 ($144,989) and Y223,562 ($27,012) as dividends payable for the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2005. During March 2005, the preferred shareholder sold their preferred shares to the majority common shareholder and immediately upon sale, the preferred shares, valued at Y10,000,000 ($1,208,240) was converted to common shares by issuing 5,000,000 shares of common stock.

Common Stock - The Company is required to keep enough common shares available as to allow for the conversion of the convertible, mandatory redeemable Preferred Stock. At December 31, 2004 this amounted to keeping at least 5,000,000 shares of common stock available for issuance.

Statutory Reserves - According to the Articles of Association of the Company, the Company is required to transfer 10% of its net profits, as determined under PRC accounting regulations, to the legal accumulated fund. When the accumulated fund equals 50% of the registered capital of the Company, transfers will cease. In addition, 5% will be transferred into the commonwealth fund. The transfers to these reserve funds in 2003 or 2004 were  Y1,274,168  and  Y2,892,912, respectively. The amount comprising these capital reserve funds for the years ended December 31, 2003, and 2004 was Y2,924,284 and Y5,817,196 ($702,560), respectively. The Company has not made the statutory reserves for the three months ended March 31, 2005.

NOTE 8. RELATED-PARTY TRANSACTIONS

Significant related party transactions affecting the results of operations are as follows:

	Chinese Yuan (Renminbi)			U.S. Dollars
	For the years ended December 31,.		For the three months ended March 31, 2005	For the year ended December 31, 2004	For the three months ended March 31, 2005
	2003	2004
			(unaudited)	(unaudited)	(unaudited)
Purchase of material from:
Haikou Biomedical Engineering Co., Ltd.	Y2,867,657	Y --	Y --	$ --	$ --
(shareholder) Due from related parties:
Chongquing Chemical Medicine	1,875,000	532,603	--	64,351	--
Holding Group, Ltd.
(shareholder) Due to related parties:
Haikou Biomedical Engineering Co., Ltd.	1,080,240	1,106,292	1 209,792	133,667	146,172
(shareholder)

NOTE 9. COMMITMENTS AND CONTINGENCIES

The Company incurred rental expense, of Y68,336, Y75,707 ($9,147) and Y9,443 ($1,140) during 2003 and 2004 and for the three months ended March 31, 2005, respectively.

Economic environment - Significantly all of the Company's operations are conducted in the PRC, the Company is subject to special considerations and significant risks not typically associated with companies operating in the United States of America. These risks include, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

HAINAN HELPSON MEDICINE & BIOTECHNIQUE Co., Ltd.

Notes to Financial Statements

December 31, 2003 and 2004

(Information with Respect to March 31, 2005 and for the Three Months

Ended March 31, 2005 is Unaudited)

(Information in United States Dollars is Unaudited.)

In addition, all of the Company's revenue is denominated in the PRC's currency of Renminbi ("RMB"), which must be converted into other currencies before remittance out of the PRC. Both the conversion of RMB into foreign currencies and the remittance of foreign currencies abroad require approval of the PRC government.

NOTE 10. CONCENTRATIONS

For the year ended December 31, 2004, the company had sales to five major customers that accounted for 52% of total sales. In the year ended December 31, 2003, the company had sales to one major customer that accounted for 62% of total sales

NOTE 11. SUBSEQUENT EVENTS (UNAUDITED)

On May 25, 2005, Onny Investment Limited ("Onny"), a British Virgin Island company, entered into an agreement with the shareholders of Hainan Helpson Medical Biotechnology Co., Ltd ("Hainan"), in which Onny agreed to acquire and the shareholders of Hainan agreed to sell all of the outstanding common shares of Hainan to Onny in exchange for cash payments to the Hainan shareholders in the form of common stock dividends from Hainan of Y34,076,800 and non-interest bearing promissory notes totaling RMB Y28,000,000 payable three months after Hainan obtains a business license in the People's Republic of China as a wholly foreign owned entity. Hainan obtained such license on June 16, 2005 and the shares of Hainan were transferred to Onny on that date. June 16, 2005 was recognized as the date of the acquisition. Accordingly, the promissory notes are due September 16, 2005.

As Hainan is an operating company and control of Hainan changed upon the closing of the acquisition agreement; accordingly, Onny is the accounting acquirer and has recognized the acquisition of Hainan as a business combination in accordance with  Statements of Financial  Accounting  Standards  No. 141,  Business Combinations. On April 25, 2005, Hainan declared a dividend to the selling shareholders of Y34,076,800, which equaled Hainan's retained earnings at March 31, 2005 less deferred income tax assets of Y713,565 that are not considered part of distributable profits under Chinese law. The fair value of the assets and liabilities of Hainan was determined by appraisal and exceeded the cost of the assets acquired by Y15,394,761. That excess was allocated as a pro rata reduction of the amounts that otherwise would have been assigned to the acquired non-current assets except deferred tax assets.

[LETTERHEAD OF HANSEN, BARNETT & MAXWELL]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders

TS Electronics, Inc.

 We have audited the balance sheet of TS Electronics, Inc. as of June 30, 2005, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of TS Electronics, Inc. as of June 30, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company has incurred significant losses and negative cash flows from operating activities during the year ended June 30, 2005. As of June 30, 2005, the Company had no assets, an accumulated deficit of $5,676,660, and negative working capital of $4,473. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to these matters are also described in Note C. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                            HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah

September 8, 2005

Report of Independent Registered Public Accounting Firm

-------------------------------------------------------

To the Stockholders and Board of Directors

TS Electronics, Inc. (formerly, Softstone, Inc.)

We have audited the accompanying balance sheet of TS Electronics, Inc. (formerly, Softstone, Inc.) as of June 30, 2004 and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TS Electronics, Inc. as of June 30, 2004 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company had an accumulated deficit of $3,834,281 through June 30, 2004 and negative working capital of $68,322 at June 30, 2004. These factors, as discussed in Note C to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Evans, Gaither & Associates PLLC

October 7, 2004

Oklahoma City, Oklahoma

TS Electronics, Inc.

Balance Sheets

	June 30,
	2005	2004
ASSETS
Current Assets
Cash	$--	$84
Total Current Assets	--	84
Total Assets	$--	$84

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable - trade and accrued liabilities	$--	$68,406
Payable to major stockholder	4,473	--
Total Current Liabilities	4,473	68,406
Stockholders' Deficit
Common stock - $0.001 par value; 30,000,000 shares authorized;
2,500,060 shares and 600,015 shares outstanding, respectively	2,500	600
Additional paid-in capital	5,669,687	3,763,359
Shares to be issued	--	2,000
Accumulated deficit	$(5,676,660)	$(3,834,281)
Total Stockholders' Deficit	$(4,473)	$(68,322)
Total Liabilities and Stockholders' Deficit	$--	$84

The accompanying notes are an integral part of these financial statements.

TS Electronics, Inc.

Statements of Operations

	For the years Ended June 30,
	2005	2004
Revenues	$ --	$ 23,275
Cost of Sales	--	47,681
Gross Loss	--	(24,406)
General and Administrative Expense
Stock-based compensation	1,693,728	--
Other	148,651	92,963
Total General and Administrative Expense	1,842,379	92,963
Loss from Operations	(1,842,379)	(117,369)
Other Income (Expense)
Other income	--	2,500
Interest expense	--	(5,595)
Loss on settlement of liabilities	--	(504,190)
Gain on settlement of debt	--	120,362
Net Loss	$ (1,842,379)	$ (504,292)

Basic and Diluted Loss per Common Share	$ (2.20)	$ (0.89)

Basic and Diluted Weighted-Average
Common Shares Outstanding	837,144	565,450

The accompanying notes are an integral part of these financial statements.

TS Electronics, Inc.

Statements of Changes in Stockholders' Deficit

For the Years ended June 30, 2004 and 2005

	Common Stock		Additional Paid-in Capital	Shares to be Issued	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount
Balances at July 1, 2003	350,155	350	2,294,088	6,515	(3,329,989)	(1,029,036)
Issuance for cash received in prior period	344	1	2,514	(2,515)	--	--
Settlement of related party accounts	--	--
payable	6,879	7	40,512	--	--	40,519
Issuance for services	1,988	2	14,143	--	--	14,145
Issuance for payment of interest	229	--	1,024	--	--	1,024
Issuance as payment of loan incentive recognized in prior period	1,147	1	1,999	(2,000)	--	--
Issuance in exchange for the assumption of liabilities by major stockholders	239,273	239	1,409,079	--	--	1,409,318
Net loss for the year	--	--	--	--	(504,292)	(504,292)
Balances at June 30, 2004	600,015	600	3,763,359	2,000	(3,834,281)	(68,322)
Issuance for settlement of accounts payable	25,000	25	12,475	--	--	12,500
Issuance for cash	1,875,045	1,875	198,125	--	--	200,000
Stock-based compensation	--	--	1,693,728	--	--	1,693,728
Cancellation of obligation to issue shares paid for in prior period	--	--	2,000	(2,000)	--	--
Net loss for the year	--	--	--	--	(1,842,379)	(1,842,379)
Balances at June 30, 2005	2,500,060	2,500	5,669,687	$--	(5,676,660)	(4,473)

The accompanying notes are an integral part of these financial statements.

TS Statements of Cash Flows

	For the Years Ended June 30,
	2005	2004
Cash Flows from Operating Activities
Net loss	$(1,842,379)	$(504,292)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on settlement of liabilities	--	504,190
Gain on settlement of debt	--	(120,362)
Expenses paid with common stock	12,500	14,145
Expenses paid by increase in payable due to major stockholder		4,473
Stock-based compensation	1,693,728	--
Change in accounts payable and accrued expenses	(68,406)	70,507
Net Cash Used in Operating Activities	(204,557)	(35,812)
Cash Flows from Investing Activities
Cash received from disposition of property and equipment	--	2,500
Net Cash Used in Investing Activities	--	2,500
Cash Flows from Financing Activities
Principal payments on loans and debts	--	(3,804)
Proceeds from borrowing	--	35,411
Proceeds from issuance of common stock	200,000	--
Net Cash Provided by Financing Activities	200,000	31,607
Net Decrease in Cash	(84)	(1,705)
Cash at beginning of year	84	1,789
Cash at End of Year	$--	$84
Supplemental Disclosures of Cash Flow Information
Interest paid during the year	$--	$ 5,595

================================================================================

Supplemental Schedule of Noncash Investing and Financing Activities During the year ended June 30, 2004, the major stockholders of the Company assumed $905,128 of liabilities from the Company in exchange for the transfer of assets with a fair value of zero and the issuance of 239,273 shares of common stock with a fair value of $1,409,318. A $504,190 loss on settlement of the liabilities was recognized as a result of the transaction.

During the year ended June 30, 2005, the Company obtained a cancellation of a $2,000 obligation to issue common stock that resulted from cash received in a prior period. The cancellation was recognized as an increase in additional paid-in capital. ================================================================================

  The accompanying notes are an integral part of these financial statements.

TS Electronics, Inc.

Notes to Financial Statements

Note A - Organization and Description of Business

TS Electronics, Inc. (Company) was incorporated as Softstone, Inc. in accordance with the Laws of the State of Delaware on October 7, 1998. The Company's initial business plan was to manufacture a patented rubber product used in the road and building construction industries.

On July 24, 2001, the Company entered into a plan of reorganization involving Kilkenny Acquisition Corp. (Kilkenny) whereby the Company is the survivor and in control of the Board of Directors. The merger agreement provided for the exchange of 1,158,387 shares of the Company's common stock for all the issued and outstanding common stock of Kilkenny.  For accounting purposes, the transaction between the Company and Kilkenny was treated as a recapitalization of the Company, with the Company as the accounting acquirer.

On August 13, 2003, the Company changed its name to TS Electronics, Inc.

 On or about August 11, 2004 the Company entered into a Stock Exchange Agreement (Agreement) with the sole shareholder of China ESCO Holdings Limited (China ESCO), a company organized in the Hong Kong Special Administration Region in The People's Republic of China and its wholly owned operating subsidiary, AsiaNet PE Systems  Limited.  The agreement  provided that the Company would issue approximately 11,201,902 shares of its restricted common stock in exchange for 100% of the issued and outstanding capital stock of China ESCO which would represent approximately 94% of the then total issued and outstanding common stock of the Company after the exchange. On January 14, 2005, the August 17, 2003 Agreement was rescinded on the grounds of material breaches of the agreement by the sole shareholder of China ESCO. Accordingly, the Agreement was not given accounting recognition in the accompanying financial statements.

On or about February 8, 2005, the Company signed a letter of intent with Osage Energy Company, LLC with regard to a proposed business combination transaction. Subsequent discussions between the Company and Osage Energy resulted in an abandonment of any further efforts with regard to such a business combination.

Note B - Preparation of Financial Statements

The Company follows the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and has a year-end of June 30.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management acknowledges that it is solely responsible for adopting sound accounting practices,  establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

For segment reporting purposes, the Company operated in only one industry segment during the periods represented in the accompanying financial statements and makes all operating decisions and allocates resources based on the best benefit to the Company as a whole.

TS Electronics, Inc.

Notes to Financial Statements - Continued

Note C - Going Concern Contingency

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the company as a going concern. However, the Company has an accumulated deficit of $5,676,660 and negative working capital of $(4,473) at June 30, 2005.  The

Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.

The Company anticipates offering equity securities in the future. However, there is no assurance that the Company will be able to obtain additional funding through the issuance of additional equity securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

If no additional operating capital is received during the next twelve months, the Company will be forced to rely upon additional loans from management and/or significant stockholders to preserve the integrity of the corporate entity at this time. In the event, the Company is unable to acquire advances from management and/or significant stockholders, the Company's ongoing operations would be negatively impacted.

It is the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity. However, no formal commitments or arrangements to advance or loan funds to the Company or repay any such advances or loans exist. There is no legal obligation for either management or significant stockholders to provide additional future funding.

Note D - Summary of Significant Accounting Policies

Research and Development Expenses - Research and development expenses are charged to operations as incurred.  Advertising Expenses - The Company does not utilize direct solicitation advertising. All other advertising and marketing expenses are charged to operations  as incurred.  For the years ended June 30, 2005 and 2004, respectively, an aggregate of $-0- was charged to operations for advertising expenses.

Stock-Based Compensation - The Company utilizes the fair-value method of accounting for the payment for goods and/or services with the issuance of equity shares.

Basic and Diluted Loss per Share - Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted-average number of common shares and dilutive potential common shares outstanding.

New accounting pronouncements - In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" which revised Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the statement of operations using the fair value method. The revised statement is effective for the Company as of July 1, 2005. Adoption of the revised statement is not expected to have any effect on the Company's financial statements since the Company has not granted share-based compensation to any employees.

Note E - Advances from Major Shareholder

Through June 30, 2005, the Company's major shareholder has paid $4,473 to others on behalf of the Company to support the Company's operations, settle outstanding trade accounts payable and provide working capital. These advances are repayable upon demand, are non-interest bearing and are unsecured.

Note F - Income Taxes

The Company had no provision for income taxes during the years ended June 30, 2005 or 2004.

Concurrent with a May 2005 change in control, the Company's operating loss carryforward for Federal income tax purposes will be limited. The Company's income tax expense (benefit) for each of the years ended June 30, 2005 and 2004, respectively, differed from the statutory federal rate of 34 percent as follows:

TS Electronics, Inc.

Notes to Financial Statements - Continued

	Year Ended June 30, 2005	Year Ended June 30, 2004
Statutory rate applied to income before income taxes	$(626,400)	$(171,000)
Effect of non-deductible stock-based compensation expense	575,900
Change in deferred tax valuation allowance	50,500	171,000
Income tax expense	$ --	$ --

Deferred tax assets consisted of the following as of June 30, 2005 and 2004,

respectively, after taking the May 2005 change in control into consideration:

	June 30, 2005	June 30, 2004
Deferred tax assets
Net operating loss carryforwards	$ 1,500	$ --
Less valuation allowance	(1,500)	--
Net Deferred Tax Asset	$ --	$ --

Note G - Common Stock Transactions

During the year ended June 30, 2004, the Company issued 344 shares of restricted, unregistered common stock for cash received in the prior year.

During the year ended June 30, 2004, the Company issued 6,879 shares of restricted, unregistered common stock valued at $40,519 for settlement of notes payable amounting to $160,881 resulting in a gain of $120,362 on settlement of debt.

During the year ended June 30, 2004, the Company issued 1,988 shares of restricted, unregistered common stock for services valued at $14,145.

During the year ended June 30, 2004, the Company issued 229 shares of restricted, unregistered common stock for interest valued at $1,024.

During the year ended June 30, 2004 the Company issued 1,147 shares of restricted, unregistered common stock for loan incentives included in the prior period valued at $2,000.

During the year ended June 30, 2004, the Company issued 239,273 shares of restricted, unregistered common stock valued at $1,409,318, based on the market value of the common stock on the date of issuance, and transferred its operating assets to the Company's major stockholder in exchange for the major stockholder assuming $905,128 of liabilities from the Company. As a result of the assumption and issuance of the common stock, the Company recognized a loss on the settlement of the liabilities of $504,190.

During the year ended June 30, 2005, the Company issued 25,000 shares of restricted, unregistered common stock, valued at $12,500, for payment of legal fees.

During the year ended June 30, 2005, the Company issued 1,875,045 shares of restricted, unregistered common stock for cash proceeds of $200,000. The Company used these proceeds to retire  outstanding  accounts  payable and other liabilities. This transaction was executed at less than the closing market price for the Company's stock on the date of the transaction and therefore resulted in recognition of stock-based compensation for the services rendered by management of the Company in the amount of $1,693,728.